Exhibit No. 2.1
Execution Copy

SUPPORT AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	2
1.1 Definitions	2
1.2 Interpretation Not Affected by Headings	12
1.3 Number and Gender	12
1.4 Date for Any Action	13
1.5 Time References	13
1.6 Currency	13
1.7 Accounting Matters	13
1.8 Interpretation	13
1.9 No Strict Construction	13
1.10 Time	13
1.11 Subsidiaries	13
1.12 Knowledge / Public Disclosure Record	14
1.13 Statutory References	14
1.14 Schedules	14
ARTICLE 2 THE OFFER	14
2.1 Actions by Offeror	14
2.2 Boralex Shareholder Approval	17
2.3 Preparation of Filings	18
2.4 Public Statements	19
2.5 Fund Support for the Offer	19
2.6 Trustees	20
2.7 Compulsory Acquisition and Subsequent Acquisition Transactions	20
2.8 Withholding	21
2.9 Pre-Acquisition Reorganizations	21
2.10 Appointment to the Board of Directors of Boralex	22
ARTICLE 3 REPRESENTATIONS AND WARRANTIES IN RESPECT OF BORALEX AND BPI	22
3.1 Representations and Warranties of in respect of Boralex	22
3.2 Representations and Warranties in respect of BPI	22
3.3 Survival of Representations and Warranties	22
3.4 Offeror Disclosure Letter	22
ARTICLE 4 REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE FUND	23
4.1 Representations and Warranties of the Fund	23
4.2 Representations and Warranties of Boralex and BPI	23
4.3 Survival of Representations and Warranties	23
4.4 Fund Disclosure Letter	23
ARTICLE 5 COVENANTS OF THE FUND	23
5.1 Conduct of Business by the Fund	23
ARTICLE 6 COVENANTS OF BORALEX AND BPI	27
6.1 Conduct of Business by the Fund	27
6.2 Conduct of Business by Boralex	27
6.3 Required Regulatory Approvals	30

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6.4 Trustees’ Insurance and Indemnification	30
ARTICLE 7 MUTUAL COVENANTS	31
7.1 Cooperation and Assistance	31
7.2 Regulatory Filings	32
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER	32
8.1 Termination	32
8.2 Amendment	34
8.3 Waiver	34
8.4 Effect of Termination	34
8.5 Offeror Termination Payment Events	34
8.6 Fund Termination Payment Event	35
8.7 Liquidated Damages	35
8.8 Remedies	35
ARTICLE 9 NON-SOLICITATION	36
9.1 Non-Solicitation	36
9.2 Termination of Existing Discussions	36
9.3 Notification of Acquisition Proposals	37
9.4 Access to Information; Negotiations	37
9.5 Changes in Recommendation	37
9.6 Right to Match	38
ARTICLE 10 GENERAL PROVISIONS	39
10.1 Further Assurances	39
10.2 Notification of Certain Matters	39
10.3 Confidentiality	40
10.4 Expenses	40
10.5 Notices	40
10.6 Trustees	42
10.7 Severability	42
10.8 Entire Agreement	42
10.9 Assignment	43
10.10 Governing Law	43
10.11 Attornment	43
10.12 Counterparts	43
10.13 Fiduciary Duties of Trustees	43
10.14 Language	44
SCHEDULE A CONDITIONS TO THE OFFER	A-1
SCHEDULE B REQUIRED REGULATORY APPROVALS	B-1
SCHEDULE C REQUIRED THIRD-PARTY CONSENTS	C-1
SCHEDULE D REPRESENTATIONS AND WARRANTIES IN RESPECT OF BORALEX	D-1
SCHEDULE E REPRESENTATIONS AND WARRANTIES IN RESPECT OF BPI	E-1
SCHEDULE F REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE FUND	F-1
SCHEDULE G TERMS AND CONDITIONS OF CONVERTIBLE DEBENTURES	G-1

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SUPPORT AGREEMENT
          THIS SUPPORT AGREEMENT made the 3rd day of May 2010 (this “Agreement”),

BETWEEN:	BORALEX INC., a corporation incorporated under the laws of Canada,

(“Boralex” or the “Offeror”)

- and -

BORALEX POWER INCOME FUND, an unincorporated open-ended limited purpose trust established under the laws of the Province of Québec,

(the “Fund”)

- and -

BORALEX POWER INC., a corporation incorporated under the laws of Canada,

(“BPI”)
          RECITALS:
          WHEREAS the Offeror, directly or through a wholly-owned direct or indirect subsidiary of the Offeror, wishes to make an offer by way of take-over bid to the Unitholders (as defined below) to purchase all of the issued and outstanding Units (as defined below), and has agreed with the Fund to make such offer, all on and subject to the terms and conditions of this Agreement (as defined below);
          WHEREAS BPI, a wholly-owned subsidiary of the Offeror, administers the Fund and manages its operations pursuant to an administration agreement dated February 20, 2002 entered into between the Fund and BPI and pursuant to an amended and restated management agreement made as of June 1, 2004 among BPI, Boralex Power Trust and Boralex Power LP (as defined below); and
          WHEREAS the board of trustees of Boralex Power Trust (the “Board of Trustees”) (Messrs. Bernard Lemaire, Patrick Lemaire and Yves Rheault abstaining), after consulting with its legal and financial advisors and receiving (i) the recommendations from its special committee (the “Special Committee”) comprised of Messrs. Jean Douville (chair), Marcel Aubut, Claude Boivin, Michel Côté and Alain Rhéaume, all of whom are independent from the Offeror (or any affiliate of the Offeror, or any Person acting jointly and/or in concert with the Offeror) within the meaning of MI 61-101 (as defined below), (ii) the Valuation (as defined below) and (iii) an opinion from BMO Nesbitt Burns Inc. (the “Fairness Opinion”) to the effect that, subject to the assumptions, limitations and qualifications contained therein, the Offered Consideration (as defined below) to be received pursuant to the Offer (as defined below) to be made by the Offeror is fair from a financial point of view to the Unitholders (other than the Offeror), has determined that the Offer is fair to all Unitholders (other than the Offeror) and is in the best interests of the Fund and such Unitholders and has resolved to recommend in the Trustee’s Circular (as defined below) to be prepared in connection with the Offer that such Unitholders tender their Units to the Offer, all on and subject to the terms and conditions of this Agreement (as defined below).
          NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the preamble and Recitals (as defined below) hereto forming an integral part thereof, the parties hereto covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions
          In this Agreement, unless the context otherwise requires:
“Acquisition Proposal” means any proposal or offer (whether binding or not) made by any Person other than the Offeror (or any affiliate of the Offeror or any Person acting jointly and/or in concert with the Offeror or any affiliate of the Offeror) relating to, in a single transaction or a series of related transactions: (a) any acquisition or purchase, direct or indirect, of assets (or any lease, long term supply agreement or other arrangement having the same economic effect as a material sale of assets) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Fund and its subsidiaries or 20% or more of the voting or equity securities of the Fund or any subsidiary (or rights or interests therein or thereto) whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of the Fund; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities of the Fund, or any subsidiary thereof whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of the Fund; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Fund or any subsidiary whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenue, as applicable, of the Fund; or (d) any modification or proposed modification of any of the foregoing;

“affiliate” has the meaning that would be given to such term in the Securities Act if the word “company” were changed to “Person” (as defined herein);

“Agreement” or “Support Agreement” means this support agreement entered into between the Offeror and the Fund, as may be amended or restated from time to time in accordance with the terms hereof;

“AMF” means the Autorité des marchés financiers;

“associate” has the meaning ascribed thereto in the Securities Act;

“Board of Trustees” or “Trustees” has the meaning ascribed to “Board of Trustees” in the Recitals;

“Boralex” has the meaning ascribed thereto in the Recitals;

“Boralex Power LP” means Boralex Power Limited Partnership, a limited partnership established under the laws of the Province of Québec whose general partner is Boralex Power Trust;

“Boralex Power Trust” means Boralex Power Trust, an unincorporated open-ended limited purpose trust established under to the laws of the Province of Québec;

“Boralex Proxy Circular” means the notice of meeting and management information circular to be prepared and mailed to Boralex Shareholders in connection with any Boralex Shareholder Meeting;

“Boralex Proxy Documents” has the meaning ascribed thereto in Subsection 2.2(b);

“Boralex Shareholder Approval” means (a) the authorization and approval of the issuance of Convertible Debentures and any issuance of Boralex Shares upon conversion of Convertible Debentures in connection with the Offer received from (i) a majority of Boralex Shareholders at a duly called Boralex Shareholder Meeting, or (ii) Boralex Shareholders holding more than 50% of the Boralex Shares (other than those Boralex Shared excluded as required by TSX, if any) that are familiar with the terms of the Offer, and (b) any additional Boralex Shareholder approval required by the TSX;

“Boralex Shareholder Approval Deadline” has the meaning ascribed thereto in Subsection 2.2(b);

“Boralex Shareholder Meeting” means the special meeting of Boralex Shareholders (including any adjournment or postponement thereof) to be held, if necessary, for the purposes of obtaining the Boralex Shareholder Approval;

“Boralex Shareholders” means the holders of Boralex Shares;

“Boralex Shares” means the Class A shares in the share capital of Boralex;

“Boralex Voting Agreements” means, collectively, the irrevocable support and voting agreements entered into between the Fund and each of Cascades Inc. and Mr. Edward J. Kernaghan on the date hereof;

“BPI” has the meaning ascribed thereto in the Recitals;

“business day” means any day on which banks in Montréal, Québec are open for business;

“Canadian GAAP” means Canadian generally accepted accounting principles as defined from time to time by the Accounting Standards Board of the Canadian Institute of

Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants as they exist on the date of this Agreement, applied consistently;

“Commissioner” means either the Commissioner of Competition appointed under the Competition Act or any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition;

“Competition Act” means the Competition Act (Canada), R.S.C., c. C-34, as amended;

“Competition Act Approval” means compliance with Part IX of the Competition Act with respect to the transactions contemplated herein in any one of the following manners:
(a)	the issuance of an advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act with respect to the transactions contemplated by this Agreement; or

(b)	each of the Fund and the Offeror having given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or

(c)	the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act, and, in the case of (b) or (c) above, the Fund and the Offeror have been advised in writing by the Commissioner that she is of the view, at that time, that, in effect, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated herein, and the form of and any material terms and conditions attached to any such advice would not adversely affect the Fund or the Offeror in their respective discretions, acting reasonably, and such advice has not been rescinded or amended.

“Competition Filings” has the meaning ascribed thereto in Subsection 7.2(a)(i);

“Competition Tribunal” has the meaning ascribed thereto in the Competition Act;

“Compulsory Acquisition” has the meaning ascribed thereto in the take-over bid provisions contained in Section 6.29 of the Trust Agreement;

“Convertible Debentures” means 6.25% Convertible Unsecured Subordinated Convertible Debentures of Boralex, the terms and conditions of which will be substantially in the form attached as Schedule G hereto;

“Depositary” means the depositary to be chosen by the Offeror with the consent of the Fund, acting reasonably, to receive the letters of acceptance and transmittal and disburse the consideration payable to Unitholders, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in Canada;

“Effective Date” means the date on which the Offeror first pays for any Units deposited to the Offer, by way of notice thereof given to the Depositary;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, hypothecs, easements, rights-of-way, exceptions, reservations, rights of non-competition, privileges, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;

“Environment” means the environment or natural environment as defined in any Environmental Laws and includes air, soil, land surface or subsurface strata, surface water (including navigable water and ocean water), ground water, drinking water supply, stream sediments, air enclosed in a building and any sewer or water system, and the environment in the workplace;

“Environmental Laws” means all applicable Laws, including applicable policies, directions and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, relating to the Environment, environmental assessment, health, occupational health and safety, protection of any form of plant or animal life, and the transportation of dangerous goods, contaminants, wastes, Hazardous Material and toxic substances;

“Exchangeable Units” means the Units issuable upon the exchange, on a one-for-one basis, of the Class B units of Boralex Power LP;

“Exchangeable Unit Support Agreement” means the agreement dated as of February 20, 2002 among the Fund, Boralex Power LP, Boralex Power Trust and BLX Energy Investments Inc. (a predecessor of Boralex);

“Expiry Date” means the Initial Expiry Date or any subsequent date set out in any notice of the Offeror extending the period under which Units may be deposited under the Offer;

“Expiry Time” means 12:01 a.m. (Montréal time) on the Expiry Date or such other time as may be agreed to by the Parties in writing;

“Fairness Opinion” has the meaning ascribed thereto in the Recitals;

“fully diluted basis” means, with respect to the number of Units at any time, as the case may be, such number of issued and outstanding Units as would be issued and outstanding assuming that all outstanding rights to purchase Units, if any, are exercised, and assuming that the Exchangeable Units are issued;

“Fund” has the meaning ascribed thereto in the Recitals;

“Fund Balance Sheet” has the meaning ascribed thereto in Section 11 of Schedule F;

“Fund Disclosure Letter” means the letter dated the date hereof from the Fund to the Offeror containing certain disclosures which is delivered concurrently with this Agreement;

“Fund Public Disclosure Record” means all documents publicly filed by or on behalf of the Fund with any securities regulatory authority in Canada on the System for Electronic Document Analysis and Retrieval (SEDAR) since January 1, 2009;

“Governmental Entity” means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority, including the TSX; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Material” means any substance, material or waste which is regulated by, or forms the basis of liability under any Environmental Laws, including any material or substance which is defined as a “solid waste”, “hazardous waste”, “hazardous material”, “residual hazardous material”, “hazardous substance”, “dangerous good”, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, “hazardous constituent”, “special waste”, “toxic substance” or other similar term or phrase under any Environmental Laws, or petroleum or any fraction or by-product thereof, asbestos, substances used for dry-cleaning and the waste and breakdown products thereof, polychlorinated biphenyls (PCBs) or any radioactive substance;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“HSR Approval” means the expiration or early termination of any waiting period, and any extension thereof, applicable to the completion of the transactions contemplated hereby under the HSR Act;

“Initial Expiry Date” means the 36th day after the date that the Offer is commenced within the meaning of MI 62-104, provided that, if such day is not a business day, then the Initial Expiry Date shall be the next business day;

“Intellectual Property” means all:
(a)	copyrights, whether registered or not;

(b)	trade-marks, designs, logos, indicia, distinguishing guises, trade dress, trade names, business names, whether registered or not, and all goodwill associated with the foregoing;

(c)	patents and inventions and applications therefor and patents which may be issued from current applications (including divisions, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) applied for or registered;

(d)	trade secrets and confidential information; and

(e)	industrial designs;
“Laws” means all laws (including common law and civil law), by-laws, statutes, rules, regulations, principles of law, Orders, ordinances, judgments, published guidelines, treaties, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority, permit or license of or from any Governmental Entity (including the AMF and the TSX) and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having (or purporting to have) jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Liabilities” means any and all debts, liabilities, responsibilities, obligations, duties, commitments, claims, demands, complaints, actions, applications, suits, Orders and charges of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, including those arising under any Laws, those arising under any contract, agreement, commitment, instrument, permit, license or other undertaking and those arising as a result of any act or omission;

“Material Adverse Effect” means, with respect to the Fund or the Offeror, a change, effect, event, circumstance, fact or occurrence that has an impact that is both material and adverse to the financial condition, business, affairs, properties, assets, liabilities, operations or the results of operation of such party and its subsidiaries, taken as a whole, or prevents or materially delays the parties from consummating the transactions contemplated in this Agreement, except any such effect results from or arises in connection with: (a) any adoption, proposal, implementation or change in applicable Law or any interpretation thereof by any Governmental Entity or in Canadian GAAP; (b) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (c) any change affecting generally the industry in which such party and its subsidiaries operate, (d) any natural disaster; (e) any change in the market trading price or trading volume of any publicly-traded securities of such party (it being understood that causes underlying and other facts relating to such change may be taken into account in determining whether a Material Adverse Effect has occurred); (f) any failure by such party to meet any forecasts, projections or earnings guidance or expectations provided or released by such party or equity analysts, for any period (it being understood that causes underlying and other facts relating to such change may be taken into account in determining whether a Material Adverse Effect has occurred); (g) the announcement of this Agreement or any transactions contemplated herein or other communication by the Offeror or any of its affiliates of its plans intentions with respect to the business of the Fund or any of its subsidiaries, or compliance with the terms of this Agreement or the consummation of the transactions contemplated hereby, including any effect on distributors, suppliers, lenders, investors or employees or their respective relationships with the Fund or any of its subsidiaries, or otherwise contemplated by or arising as a result of the terms of this Agreement or (h) any event that is disclosed in Section 1.1 of the Fund Disclosure Letter or the Offeror Disclosure Letter, as applicable; provided, however, that with respect to clauses (a) to (d), such matter does not have a materially disproportionate effect on such party, taken as a whole, relative to other comparable companies and entities operating in the industries and the regions in which such party operates;

“Minimum Tender Condition” has the meaning ascribed thereto in Schedule A;

“Misrepresentation” has the meaning ascribed thereto in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101-Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“MI 62-104” means Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Non-Disclosure Agreement” means the non-disclosure agreement dated April 20, 2010 between Boralex Power Trust and Boralex;

“Offer” means the offer to be made by the Offeror by way of a take-over bid for all of the issued and outstanding Units (including Units to be issued after the date hereof upon exercise of rights or options to acquire or receive Units), at an offer price of $5.00 per Unit which would be paid by way of Convertible Debentures, in accordance with Section 2.1. The term “Offer” shall include any amendments to, or extensions of, such offer made in accordance with the terms of this Agreement, including any permitted removal or waiver of any condition or extension of the date by which Units may be deposited;

“Offer Deadline” has the meaning ascribed thereto in Subsection 2.1(a);

“Offer Documents” has the meaning ascribed thereto in Subsection 2.1(d);

“Offering Circular” means the offer to purchase and accompanying take-over bid circular of the Offeror to be provided to the Unitholders in respect of the Offer;

“Offered Consideration” has the meaning ascribed thereto in Subsection 2.1(a);

“Offeror” has the meaning ascribed thereto in the Recitals;

“Offeror Public Disclosure Record” means all documents publicly filed by or on behalf of the Offeror with any securities regulatory authority in Canada on the System for Electronic Document Analysis and Retrieval (SEDAR) since January 1, 2009;

“Offeror Balance Sheet” has the meaning ascribed thereto in Section 17 of Schedule D;

“Offeror Disclosure Letter” means the letter dated the date hereof from the Offeror to the Fund containing certain disclosures which is delivered concurrently with this Agreement;

“Offeror Intellectual Property” has the meaning ascribed thereto in Section 22 of Schedule D;

“Offeror Lease” has the meaning ascribed thereto in Section 21 of Schedule D;

“Offeror Material Contracts” has the meaning ascribed thereto in Section 30 of Schedule D;

“Offeror Plan” means, collectively, all employment agreements, health, welfare, bonus, deferred compensation, stock purchase, stock compensation, disability, pension or retirement plans and other employee compensation or benefit plans, policies or arrangements which are maintained by or binding upon the Offeror or any of its subsidiaries;

“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Entity;

“Outside Date” means November 4, 2010 or such later date as may be mutually agreed to in writing by the Parties, subject to the right of either Party to postpone the Outside Date for up to an additional 45 days (in 15-day increments) if the Offeror’s take up and payment for Units deposited under the Offer is delayed by (a) any appealable judgment rendered by a court of competent jurisdiction enforceable against the Offeror or the Company, or (b) the Parties not having obtained any Required Regulatory Approval that was not denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Eastern time) on the date that is not less than five days prior to the original Outside Date (and any subsequent Outside Date); provided that such judgment is being appealed or such Required Regulatory Approval is actively sought, as applicable;

“Parties” means the Fund and the Offeror, and “Party” means any one of them;

“Permitted Encumbrances” means (a) Encumbrances for Taxes and assessments not yet due and payable that are being contested in good faith by appropriate proceedings and for which the Fund or the Offeror, as applicable, has made adequate provision in accordance with Canadian GAAP; (b) inchoate mechanics’ and materialmen’s Encumbrances for construction in progress arising in the ordinary course of business; (c) such other imperfections or irregularities of title or Encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; (d) rights reserved to or vested in any Governmental Entity by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation or condemnation, or to require annual or other payments as a condition to the continuance thereof; (e) deposits of cash or securities in connection with any appeal, review or contestation of any Encumbrance or any matter giving rise to any Encumbrance described in (a) or (c) above and for which adequate reserves have been provided for in the books of the Fund or the Offeror, as applicable, in accordance with Canadian GAAP; (f) the provisions of applicable Law including zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, state, provincial, municipal or other governmental bodies or regulatory authorities, including municipal by-laws and regulations, airport zoning regulations, restrictive covenants and other land use limitations, public or private, by-laws and regulations and other similar Encumbrances or privileges in respect of real property which in the aggregate do not materially impair the use of such property by such person in the operation of its business, and which are not violated in any material respect by existing or proposed structures or land use;

(g) permits, reservations, water course, right of access or user licenses, easements, rights of way, restrictions, building schemes, licenses, restrictive covenants and servitudes, rights of access or use, airport zoning regulations and other similar rights in land (including licenses, easements, rights of way, servitudes and rights in the nature of easements for walkways, sidewalks, public ways, sewers, drains, gas, soil, steam and water mains or pipelines, electrical lights and power, telephone, television and cable conduits, poles, wires or cables) granted to, reserved or taken by any person which would not materially impair the use of real property to which they related, and any rights reserved or vested by any Governmental Entity or public or private utility or railway company by the terms of any lease, licence, franchise, grant, agreement or permit, subdivision, development, servicing, encroachment, site plan or other similar agreement with any Governmental Entity or public or private utility or railway company that would not materially impair the use of the real property to which they relate; (h) security given to a public utility or any Governmental Entity, when required by such utility or Governmental Entity in connection with the operations of such person, in the ordinary course of business consistent with past practice; (i) the reservations, limitations, provisos and conditions, if any, expressed in the original grant from the Crown, including the reservation for mines and minerals in the Crown or in any other person; (j) encroachments by any real property over adjoining lands or easements, or rights of way and encroachments over any real property by improvements of adjoining land owners or agreements relating to any of the foregoing; (k) guest rental license arrangements, residency agreements and customer contracts and all other leases, agreements to lease, agreements in the nature of a lease and occupancy agreement and (l) any security, by mortgage, hypotheque or pledge, given by the Offeror or any of its subsidiaries in connection with its normal course financing activities and which are disclosed in the Offeror Public Disclosure Record;

“Person” includes an individual, sole proprietorship, partnership, limited partnership, association, corporation, company, limited liability company, unincorporated association, unincorporated syndicate or organization, trust, body corporate, joint venture, business organization, trustee, patrimony by appropriate, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Pre-Acquisition Reorganizations” has the meaning ascribed thereto in Section 2.9;

“Required Regulatory Approvals” means sanctions, rulings, consents, Orders, exemptions, permits, licences, authorizations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Entity required in connection with the commencement of the Offer or the consummation of the Offer, as set out in Schedule B;

“Securities Act” means the Securities Act (Québec), and the rules and regulations made thereunder, and published policies in respect thereof, as now in effect and as they may be promulgated, published or amended from time to time;

“Securities Laws” has the meaning ascribed thereto in Subsection 2.1(d);

“Special Committee” has the meaning ascribed thereto in the Recitals;

“Special Units” has the meaning ascribed thereto in Section 7 of Schedule F;

“Subsequent Acquisition Transaction” means any proposed arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other transaction involving the Fund and/or its subsidiaries and the Offeror or an affiliate of the Offeror (including a transaction involving amendments to the Trust Agreement) which, if successfully completed, will result in the Offeror owning, directly or indirectly, all of the Units and/or all of the assets of the Fund (which may include amendments to the Trust Agreement);

“subsidiary” has the meaning ascribed thereto in National Instrument 45-106 Prospectus and Registration Exemptions, as amended or replaced from time to time;

“Superior Proposal” means a bona fide Acquisition Proposal (other than the exercise of a right of first refusal, pre-emptive right, right of first offer or other similar right by any Person) made by a third party to the Fund in writing after the date hereof that the Board of Trustees determines in good faith would, if consummated in accordance with its terms, result in a transaction more favourable to Unitholders, from a financial point of view, than the Offer, in particular, taking into account the form and amount of the consideration, any financing conditions, the likelihood and timing of completion and the other terms thereof, and that, if made directly to Unitholders, is made available to all Unitholders (including the Units issuable to Boralex upon exchange of the Exchangeable Units); provided that for purposes of this definition, “Acquisition Proposal” shall have the meaning set forth above, except that the references in the definition thereof to “20% or more of the outstanding Units” shall be deemed to be references to “a majority of the outstanding Units and references to “20% or more of the consolidated assets of the Fund” shall be deemed to be references to “a majority of the consolidated assets of the Fund”;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, alternative or add-on minimum taxes, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding or similar taxes, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance in Canada, Québec and in the State of New York, and other government pension plan premiums or contributions;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes;

“Third Party Authorizations” means approvals, licences, permits, consents, authorizations or registrations required or issued by any Governmental Entity, or by any material third party, required for the production and sale of electricity in Québec, Canada and the State of New York;

“Trust Agreement” means the trust agreement made as of December 20, 2001, between Computershare Trust Company of Canada and the settlors thereof, governed by the laws of the Province of Québec, pursuant to which the Fund was established, as amended, supplemented or restated from time to time;

“Trustee Rights” has the meaning ascribed thereto in Subsection 6.4(c);

“Trustees” means the trustees of the Fund;

“Trustees’ Circular” means a trustee’s circular prepared in accordance with Securities Laws and other applicable Laws containing, among other things: (a) the recommendation of the Board of Trustees (excluding any trustee who abstained from voting due to conflict of interest) that Unitholders (other than the Offeror) accept the Offer; (b) a copy of the Fairness Opinion; and (c) the Valuation;

“TSX” means the Toronto Stock Exchange;

“Unitholders” means the holders of Units;

“Units” means the trust units in the capital of the Fund;

“Valuation” means the formal valuation of the Units and of the Convertible Debentures prepared by BMO Nesbitt Burns Inc. as required by MI 61-101; and

“Voting Trust Agreement” means the voting and exchange trust agreement entered into as of February 20, 2002 among the Fund, Boralex Power LP, BLX Energy Investments Inc. (a predecessor of Boralex) and Computershare Trust Company of Canada.
1.2	Interpretation Not Affected by Headings
          The division of this Agreement into Articles, Sections, Subsections and Paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, Subsection, Paragraph or Schedule by number or letter or both refer to the Article, Section, Subsection, Paragraph or Schedule, respectively, bearing that designation in this Agreement.
1.3	Number and Gender
          In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action
          If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.
1.5	Time References
          In this Agreement, except as otherwise specified, any references to time are to local Montréal time.
1.6	Currency
          Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.
1.7	Accounting Matters
          Unless otherwise stated, all accounting terms used in this Agreement in respect of the Fund shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature in respect of the Fund required to be made shall be made in a manner consistent with Canadian GAAP and past practice.
1.8	Interpretation
          Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”. Where the expressions “transactions contemplated by this Agreement”, “transactions contemplated hereby” and similar expressions are used in this Agreement, they include the transactions contemplated by the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction.
1.9	No Strict Construction
          The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
1.10	Time
          Time is of the essence in the performance of the Parties’ respective obligations.
1.11	Subsidiaries
          To the extent any representations, warranties, covenants or agreements contained herein relate directly or indirectly, to a subsidiary of any Party, each such provision shall be construed as a covenant by such Party to cause (to the fullest extent to which it is legally capable) such subsidiary to perform the required action.

1.12	Knowledge / Public Disclosure Record
          In this Agreement, references to the knowledge of Boralex or BPI means the actual knowledge, in their capacity as officers of Boralex or BPI, as the case may be, or one of their respective subsidiaries, and not in their personal capacity, of each of Bernard Lemaire, Patrick Lemaire, Jean-François Thibodeau and Sylvain Aird, after due enquiry. References to matters disclosed in the Offeror Public Disclosure Record, when used as exceptions to Boralex’s representations and warranties contained herein, are made without giving effect to any filings made on or after the date hereof and exclude any disclosures set forth in any risk factor section, sections relating to forward-looking information and any other disclosures included in the Offeror Public Disclosure Record that constitute predictive or cautionary statements or forward-looking information.
1.13	Statutory References
          A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.
1.14	Schedules
          The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form part hereof:

Schedule A	–	Conditions of the Offer

Schedule B	–	Required Regulatory Approvals

Schedule C	–	Required Third-Party Consents

Schedule D	–	Representations and Warranties in respect of the Offeror

Schedule E	–	Representations and Warranties in respect of BPI

Schedule F	–	Representations and Warranties in respect of the Fund

Schedule G	–	Terms and Conditions of Convertible Debentures
ARTICLE 2
THE OFFER
2.1	Actions by Offeror
(a)	Subject to the terms and conditions set forth in this Agreement, the Offeror, directly or through a wholly-owned direct or indirect subsidiary of the Offeror, agrees to make the Offer at an offer price of $5.00 per Unit which would be paid by way of Convertible Debentures (the “Offered Consideration”) and to prepare and mail the Offer Documents to all registered Unitholders in Canada and such other jurisdictions as the Offeror may determine as soon as reasonably practicable after the date hereof and, in any event, not more than 21 days after the date hereof (the “Offer Deadline”); provided, however, that if the mailing of the Offer Documents is delayed by reason of an injunction or order made by a court or regulatory authority of competent jurisdiction, then, provided that such injunction or order is being contested or appealed, the Offer Deadline shall be extended to the earlier of 12:01 a.m. on the day that is 10 days after the date of the initial

Offer Deadline and 12:01 a.m. on the fifth business day following the date on which such injunction or order ceases to be in effect. The Offer Deadline shall also be extended to allow for any cure period provided for under Sections 2.1(f)(vii) and 2.1(f)(viii). In the event that all the conditions to the Offer have been satisfied or waived by the Offeror, the Offeror shall take up and pay for the Units validly deposited under the Offer in accordance with the terms thereof (and not properly withdrawn) as soon as reasonably practicable, but in any event, not more than three days, after the Offeror becomes obligated by the terms of the Offer to take up the Units deposited under the Offer.

(b)	The Offer shall not be subject to any conditions, other than the conditions set out in Schedule A.

(c)	The Offer shall be made in accordance with applicable Laws and shall be open for acceptance for a period of not less than 35 days or such longer minimum period as may be prescribed under applicable Laws, subject to the right and obligation of the Offeror to extend the period during which Units may be deposited under the Offer in increments of not less than 10 days and not more than 30 days up to the Outside Date if the Minimum Tender Condition or any other condition to the Offer is not satisfied or waived, and to the right of the Offeror to extend the period up to a maximum of 10 days from the date of mailing of the Offer after having taken up all of the Units tendered to the Offer, in order to permit other Unitholders to tender their Units to the Offer. The Offeror shall use all commercially reasonable efforts to consummate the Offer as soon as possible, subject to the terms and conditions hereof and thereof.

(d)	The Offeror shall as soon as reasonably practicable prepare the Offering Circular and the related letter(s) of transmittal and notice(s) of guaranteed delivery (collectively, the “Offer Documents”) with respect to the Offer in both English and French and in compliance with the Securities Act and all other applicable provincial securities laws, rules and regulations thereunder in Canada (collectively, the “Securities Laws”). As soon as practicable on the date of commencement of the Offer, the Offeror will file the Offer Documents with the AMF and disseminate the Offer Documents to Unitholders. Prior to printing the Offer Documents, the Offeror shall provide the Fund and its counsel with a reasonable opportunity to review and comment on the Offer Documents, and reasonable consideration shall be given to any comments made by the Fund and its counsel, acting reasonably. The Offeror shall provide the Fund with a final copy of the Offer Documents to be mailed to registered Unitholders (in Canada and in such other jurisdictions as permitted or required by applicable Laws) prior to the mailing to the registered Unitholders.

(e)	The Offeror may, in its sole discretion, and subject to applicable Securities Laws, modify or waive any term or condition of the Offer, including extensions to the period during which Units may be deposited under the Offer, as permitted under Section 2.1(c), provided that the Offeror will not, without the prior written consent of the Fund, (i) modify or waive the Minimum Tender Condition or the condition that all Required Regulatory Approvals shall have been obtained, (ii) decrease the Offered Consideration, (iii) change the form of the Offered

Consideration, (iv) decrease the number of Units sought under the Offer, (v) impose additional conditions to the Offer, or (vi) otherwise modify the Offer (or any terms or conditions thereof) in a manner that is adverse to the Fund or the Unitholders (it being understood that any extension of the Offer beyond the Initial Expiry Date in accordance with Section 2.1(c) or a permitted waiver of any conditions thereto will not be considered to be adverse). For greater certainty, this Section 2.1(e) shall apply notwithstanding any provision of Schedule A.

(f)	Notwithstanding Section 2.1(a), the obligation of the Offeror to make the Offer and mail the Offer Documents to Unitholders is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion and without prejudice to any other rights it may have under this Agreement or otherwise, and the foregoing conditions shall be deemed to be satisfied or waived upon the mailing of the Offer Documents:
(i)	this Agreement shall not have been terminated pursuant to Section 8.1;

(ii)	no change, effect, event, development, occurrence, set of circumstances or state of facts (other than one caused by the Offeror, any of its subsidiaries or any Person acting jointly or in concert with the Offeror) shall have occurred that would render it impossible, for one or more of the conditions set out in Schedule A to be satisfied;

(iii)	the Board of Trustees (excluding any trustee who is a director, officer or employee of Boralex or any of its affiliates) shall have recommended that Unitholders (other than the Offeror) accept the Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner adverse to the Offeror;

(iv)	the Board of Trustees shall have prepared and approved in final form, authorized for printing and distribution to the Unitholders and delivered to the Offeror for mailing with the Offering Circular the Trustees’ Circular containing: (A) the recommendation of the Board of Trustees (excluding any trustee who is a director, officer or employee of Boralex or any of its affiliates) that Unitholders (other than the Offeror) accept the Offer; (B) a copy of the Fairness Opinion; and (C) a copy of the Valuation;

(v)	the Offeror shall have received from the Fund the Valuation;

(vi)	no cease trade order, injunction or other prohibition by any Governmental Entity or under applicable Laws shall exist which would materially and adversely affect the ability of the Offeror to proceed with the Offer or to mail the Offer Documents;

(vii)	the Fund shall have observed and performed its covenants and obligations under this Support Agreement in all respects to the extent that such covenants were to have been observed or performed by the Fund at or prior to the time of the making of the Offer, except for breaches that, individually or in the aggregate, do not, and could not reasonably be expected to, have a Material Adverse Effect on the Fund or prevent, restrict or materially delay the consummation of the Offer, and with respect to any breach that is capable of being cured is not cured by the date which is 15 days from the date of written notice thereof from the Offeror (unless the breach by the Fund (i) was the result of any action taken by BPI or Boralex or any failure to take any action or (ii) was the result of a breach by BPI or Boralex of its representations, warranties, covenants and obligations hereunder);

(viii)	the representations and warranties of the Fund contained in Article 4 shall be true and correct as of the time of the making of the Offer as if made at such time (except for those expressly stated to speak at or as of an earlier time), except for untrue or incorrect representations and warranties which, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Fund or prevent, restrict or materially delay the consummation of the Offer (unless the fact that such representations and warranties were untrue or incorrect (i) was known or should have been known to BPI or Boralex as of the date of the Support Agreement, (ii) was the result of any action taken by BPI or Boralex or any failure to take any action or (iii) was the result of a breach by BPI or Boralex of its representations, warranties, covenants and obligations hereunder); and

(ix)	there shall not have occurred or arisen a Material Adverse Effect with respect to the Fund.
2.2	Boralex Shareholder Approval
(a)	Boralex shall use commercially reasonable efforts to obtain from Boralex Shareholders, as promptly as reasonably practicable after the execution of this Agreement, a written evidence of Boralex Shareholder Approval that is satisfactory to the TSX.

(b)	In the event that Boralex is not able to obtain the written evidence referred to in Subsection 2.2(a) above, Boralex shall duly call, give notice of, convene and hold the Boralex Shareholder Meeting as promptly as reasonably practicable thereafter, but no later than 60 days from the date hereof (the “Boralex Shareholder Approval Deadline”). Boralex shall prepare the Boralex Proxy Circular and the related form of proxy (collectively, the “Boralex Proxy Documents”) with respect to the Offer in both English and French and in compliance with the Canada Business Corporations Act and the Securities Laws. Boralex shall file the Boralex Proxy Documents with the AMF and other applicable Canadian securities regulatory authorities and mail the Boralex Proxy Documents to Boralex Shareholders sufficiently in advance of the Boralex Shareholder Approval Deadline so as to allow Boralex to obtain the Boralex Shareholder Approval on or prior to such date. Prior to printing the Boralex Proxy Documents, Boralex shall provide the Fund and its counsel with a reasonable opportunity to review and comment on the Boralex Proxy Documents, and reasonable consideration shall be given to any comments made by the Fund and its counsel, acting reasonably.

(c)	Boralex represents and warrants to and in favour of the Fund that the board of directors of Boralex unanimously determined (with directors who are also trustees of the Fund abstaining) that the Offer is in the best interests of Boralex and Boralex Shareholders, and unanimously approved (with directors who are also trustees of the Fund abstaining) the entering into of this Agreement and the making of a recommendation that Boralex Shareholders give the Boralex Shareholder Approval at any Boralex Shareholder Meeting held for that purpose. Boralex undertakes that any Boralex Proxy Circular will incorporate such recommendation. From and after the date hereof, Boralex shall not withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the Fund, the approval or recommendation of the board of directors of Boralex (or any committee thereof) in favour of this Agreement or the Offer.

(d)	Boralex shall take all commercially reasonable action to solicit proxies of Boralex Shareholders in favour of the Offer and shall advise the Fund as it may reasonably request, and on a daily basis on each of the last three Business Days prior to the Boralex Shareholder Meeting, as to the aggregate tally of the proxies received by Boralex.
2.3	Preparation of Filings
(a)	Subject to the terms and conditions of this Agreement (including Sections 6.1 and 7.2), the Offeror and the Fund shall use their commercially reasonable efforts in good faith to take, or cause to be taken, all reasonable actions, including without limitation cooperation in the preparation of any application for Orders, registrations, Third Party Authorizations, filings, circulars and approvals and the preparation of any required documents reasonably deemed by the Parties to be necessary or desirable to discharge their respective obligations under applicable Laws in connection with this Agreement or the Offer. Without limiting the generality of the foregoing, the Fund shall provide the Offeror with any information pertaining to the Fund and its predecessors that is necessary or desirable for the completion of the Offering Circular and, if required, the Boralex Proxy Circular by the Offeror, in compliance with applicable Securities Laws and shall provide the Offeror with such other assistance in the preparation of the Offering Circular and, if required, the Boralex Proxy Circular as may be reasonably requested by the Offeror.

(b)	Each of the Fund and the Offeror shall promptly notify the other if at any time before the Effective Date it becomes aware that the Offering Circular, the Trustees’ Circular, the Boralex Proxy Circular, the Fund Public Disclosure Record, the Offeror Public Disclosure Record, an application for an Order, any registration, Third Party Authorization, circular or approval, registration statement or any other filing under applicable companies or corporations laws, Securities Laws or any other applicable Laws contains a Misrepresentation, or an amendment or supplement to the Offering Circular, the Trustees’ Circular, the

Boralex Proxy Circular, the Fund Public Disclosure Record, the Offeror Public Disclosure Record, such application, registration, Third Party Authorization, circular, approval, registration statement or filing, is otherwise required, and the Parties shall cooperate in the preparation of the filing, and if necessary, mailing of any amendment or supplement to the Offering Circular, the Trustees’ Circular, the Boralex Proxy Circular, the Fund Public Disclosure Record, the Offeror Public Disclosure Record, application, registration statement or filing, as required.
2.4	Public Statements
          The Parties agree to cooperate in the preparation of presentations, if any, to Unitholders regarding the Offer and no Party will issue a press release or otherwise make public statements with respect to this Agreement, the Offer or Compulsory Acquisition or Subsequent Acquisition Transaction without the consent of the other Party (which consent must not be unreasonably withheld or delayed) and no Party will make any filing with any Governmental Entity with respect thereto without prior consultation with the other Parties; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Parties and reasonably opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing; and provided, further, that, except as otherwise required by Section 9.1 of this Agreement, the Fund shall have no obligation to consult with the Offeror prior to any disclosure by the Fund with regards to an Acquisition Proposal. Each of the Offeror and the Fund agrees that, promptly after the entering into of this Agreement, a joint press release shall be issued announcing the entering into of this Agreement and, the Offeror’s intention to make the Offer, which press release shall be satisfactory in form and substance to each of the Offeror and the Fund, acting reasonably.
2.5	Fund Support for the Offer
(a)	The Fund represents and warrants to and in favour of the Offeror, and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement, that, as of the date of this Agreement:
(i)	BMO Nesbitt Burns Inc. has delivered (A) a verbal report of their valuation of the Fund and the Offered Consideration and (B) a verbal opinion to the Board of Trustees to the effect that, subject to the assumptions, limitations and qualifications contained therein, the Offered Consideration to be received pursuant to the Offer to be made by the Offeror is fair from a financial point of view to the Unitholders (other than the Offeror), which valuation and opinion have been or will be set out in writing; and

(ii)	the Board of Trustees (excluding any trustee who is a director, officer or employee of Boralex or any of its affiliates): (A) after consultation with its legal and financial advisors and following the receipt and review of recommendations from the Special Committee, determined that the Offer is fair to Unitholders (other than the Offeror) and is in the best interests of the Fund and such Unitholders; and (B) approved the entering into of this Agreement and the making of a recommendation that such Unitholders accept the Offer, provided the Offer is not amended except in accordance with the terms of this Agreement.
(b)	The Fund agrees that the Offering Circular may include references to the matters set out in Section 2.5(a).

(c)	The Fund shall use all commercially reasonable efforts to prepare and make available for distribution and filing with the AMF contemporaneously with the Offering Circular, in both English and French and in compliance with Securities Laws, sufficient copies of the Trustees’ Circular. Prior to final approval of the Trustees’ Circular by the Board of Trustees, the Fund shall provide the Offeror and its counsel with a reasonable opportunity to review and comment on it, and reasonable consideration shall be given to any comments made by the Offeror and its counsel, acting reasonably.

(d)	The Fund shall provide the Offeror, as soon as practicable and in any event within three business days following the execution and delivery of this Agreement, with a list (in both written and electronic form) of the registered Unitholders, together with their addresses and respective holdings of Units. The Fund shall concurrently provide the Offeror with a list of the names, addresses and holdings of all Persons having rights granted or issued by the Fund to acquire Units. The Fund shall from time to time request that its registrar and transfer agent furnish the Offeror with such additional information, including updated or additional lists of registered Unitholders, a list of participants in book-based nominee registered Unitholders (such as CDS Clearing and Depository Services Inc. and CEDE & Co.) and lists of securities positions and other information and assistance as the Offeror may reasonably request in order to be able to communicate the Offer to the Unitholders and to such other Persons as are entitled to receive the Offer, in each case in accordance with applicable Laws.
2.6	Trustees
          Subject to the delivery of a full and final release in favour of each resigning Trustee in form and substance satisfactory to the Fund, promptly upon the take-up and payment by the Offeror pursuant to the Offer of that number of Units that constitutes at least the Minimum Tender Condition, and from time to time thereafter, the Offeror shall be entitled to designate all the Trustees of the Board of Trustees (and any committees thereof), and the Fund shall not frustrate the Offeror’s attempts to do so, and shall use commercially reasonable efforts to cooperate with the Offeror, subject to applicable Laws, to obtain the resignation of any then incumbent Trustees effective on the date specified by the Offeror and to facilitate the Offeror’s designees to be elected or appointed to the Board of Trustees (and any committee thereof).
2.7	Compulsory Acquisition and Subsequent Acquisition Transactions
          If the Offer has been accepted by holders of not less than 90% of the issued and outstanding Units, excluding Units held at the date of the Offer by or on behalf of the Offeror, or an affiliate or an associate of the Offeror, as at the Expiry Time and the Offeror accepts the Units deposited for purchase and pays for such Units pursuant to the Offer, the Offeror shall complete a Compulsory Acquisition as soon as practicable. If the Compulsory Acquisition right is not available and the Offeror has taken up and paid for a number of Units tendered under the Offer that constitutes at least the Minimum Tender Condition, the Offeror will use its commercially reasonable efforts to pursue other means of acquiring the remaining Units not tendered to the Offer by way of a Subsequent Acquisition Transaction, at a consideration per Unit offered in connection with the Subsequent Acquisition Transaction that is equivalent in form and value to the consideration per Unit offered under the Offer, as soon as practicable, but in any event, not later than 120 days after the Expiry Date. The form of any such Subsequent Acquisition Transaction may be determined by the Offeror in its sole discretion.
2.8	Withholding
          The Offeror will be entitled to deduct or withhold from the amount otherwise payable pursuant to this Agreement or the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction to any Unitholder such amounts as the applicable payor is required or entitled to deduct and withhold with respect to any such payment under the Tax Act or any other provision of domestic or foreign Law (whether national, federal, state, provincial, local or otherwise) relating to Taxes. To the extent any amounts are so deducted or withheld and remitted to the appropriate taxing authorities, such deducted or withheld amounts will be treated for all purposes of this Agreement, the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction as having been paid to the relevant Unitholder in respect of which such deduction or withholding was made by the Offeror.
2.9	Pre-Acquisition Reorganizations
(a)	Prior to the take-up and payment by the Offeror of that number of Units that constitutes at least the Minimum Tender Condition, the Offeror intends to reorganize certain operations of the Fund and its subsidiaries and the Trustees shall accommodate the Offeror with any reasonable request made by the Offeror in order to facilitate such reorganizations (the “Pre-Acquisition Reorganizations”).

(b)	Boralex acknowledges and agrees that the Pre-Acquisition Reorganizations shall (i) not materially delay or prevent consummation of the transactions contemplated herein (including by giving rise to litigation by third parties), (ii) not be considered in determining whether a representation, warranty or covenant of the Fund hereunder has been breached, it being acknowledged by Boralex that these actions could require additional Third-Party Authorizations; (iii) not unreasonably interfere with the ongoing operations of the Fund; and (iv) not require the Trustees to take any action in any capacity other than as a Trustee.

(c)	Boralex further acknowledges and agrees that it shall pay the implementation costs and any direct or indirect costs and liabilities relating to the Pre Acquisition Reorganizations that may be incurred to unwind any such transaction of the Offer is not successfully completed, including fees and out of pocket costs and expenses of external counsel and auditors.

(d)	Boralex shall provide written notice to the Fund of its intention to proceed with the Pre-Acquisition Reorganizations at least ten Business Days prior to the Effective Time. Upon receipt of such notice, Boralex and the Fund shall, at the expense of Boralex, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Reorganizations. The Parties shall seek to have any such Pre-Acquisition Reorganizations made effective immediately prior to the Effective Time (but after Boralex shall have waived or confirmed that all conditions to closing have been satisfied).
2.10	Appointment to the Board of Directors of Boralex
          Boralex shall take commercially reasonable efforts to cause one current member of the Board of Trustees to be elected or appointed to the Board of Directors of Boralex as promptly as reasonably practicable following the Effective Time and shall propose him or her as a nominee for election as a director in the proxy-related materials sent to Boralex Shareholders in connection with the annual meeting of Boralex Shareholders following the Effective Time.
          Such nominee from Board of Trustees to the Board of Directors of Boralex will be chosen by Boralex in its sole discretion and will be subject to the acceptance of such nominee to being elected or appointed to the Board of Directors of Boralex.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES IN RESPECT OF BORALEX AND BPI
3.1	Representations and Warranties of in respect of Boralex
          The Offeror represents and warrants to and in favour of the Fund as set forth in Schedule D, and acknowledges that the Fund is relying upon such representations and warranties in connection with the entering into of this Agreement.
3.2	Representations and Warranties in respect of BPI
          Boralex and BPI solidarily represent and warrant to and in favour of the Fund as set forth in Schedule E, and acknowledge that the Fund is relying upon such representations and warranties in connection with the entering into of this Agreement.
3.3	Survival of Representations and Warranties
          The representations and warranties in respect of Boralex and BPI set forth herein shall not survive the completion of the Offer and, shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.
3.4	Offeror Disclosure Letter
          Concurrently with the execution and delivery of this Agreement, the Offeror is delivering to the Fund the Offeror Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to modify the representations and warranties in respect of the

Offeror contained in this Agreement. Notwithstanding anything in the Offeror Disclosure Letter to the contrary, all disclosures in the Offeror Disclosure Letter must reference or be associated with a particular section in this Agreement, but will also be interpreted to relate to or modify other sections of this Agreement if the intention to so relate or modify is readily apparent on the face of such disclosure. The inclusion of any item in the Offeror Disclosure Letter shall not be construed as an admission of the materiality of such item.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE FUND
4.1	Representations and Warranties of the Fund
          The Fund represents and warrants to and in favour of the Offeror as set forth in Schedule F.
4.2	Representations and Warranties of Boralex and BPI
          Boralex and BPI solidarily represent and warrant to and in favour of the Fund as set forth in Schedule F, and acknowledge that the Fund is relying upon such representations and warranties to give the representations and warranties in Section 4.1 of this Agreement.
4.3	Survival of Representations and Warranties
          The representations and warranties in respect of the Fund set forth herein shall not survive the completion of the Offer, and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.
4.4	Fund Disclosure Letter
          Concurrently with the execution and delivery of this Agreement, the Fund is delivering to the Offeror the Fund Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to modify the representations and warranties in respect of the Fund contained in this Agreement. Notwithstanding anything in the Fund Disclosure Letter to the contrary, all disclosures in the Fund Disclosure Letter must reference or be associated with a particular section in this Agreement, but will also be interpreted to relate to or modify other sections of this Agreement if the intention to so relate or modify is readily apparent on the face of such disclosure. The inclusion of any item in the Fund Disclosure Letter shall not be construed as an admission of the materiality of such item.
ARTICLE 5
COVENANTS OF THE FUND
5.1	Conduct of Business by the Fund
          The Fund covenants and agrees that, prior to the earlier of: (x) the Effective Date; and (y) the date that this Agreement is terminated in accordance with its terms, unless the Offeror shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), or as otherwise contemplated or permitted by this Agreement, or as is contemplated by the Fund Disclosure Letter or the Fund Public Disclosure Record or as is otherwise required by applicable Laws:

(a)	the Fund shall, and shall cause each of its subsidiaries to, conduct its and their respective businesses in the ordinary course of business consistent with past practice except as may be required in order to comply with the terms of this Agreement or any other agreement previously entered into by the Fund;

(b)	without limiting the generality of Subsection 5.1(a) above, the Fund shall not directly or indirectly, and shall cause each of its subsidiaries not to, directly or indirectly:
(i)	except in connection with the exchange of Exchangeable Units, issue, sell, award, pledge, dispose of, grant any interest in, encumber or agree to issue, sell, award, pledge, dispose of, grant an interest in, or encumber any Units, or any options, calls, warrants, conversion privileges, “phantom” stock rights, deferred stock units, or rights of any kind to acquire any Units or any of the securities of the subsidiaries of the Fund;

(ii)	except in the ordinary course of business consistent with past practice, sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber any assets of the Fund or any of its subsidiaries or any interest in any asset of the Fund or any of its subsidiaries that, in either case, has a value greater than $2,000,000;

(iii)	amend or propose to amend the Trust Agreement, articles, by-laws or other constating documents of the Fund or any of its subsidiaries;

(iv)	split, combine or reclassify any issued and outstanding Units or any of the securities of any subsidiaries of the Fund;

(v)	redeem (except as required to comply with the terms of the Trust Agreement), purchase or offer to purchase any Units or other securities of the Fund or any securities of its subsidiaries;

(vi)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Units, other than the ordinary course distributions by the Fund in an amount not exceeding the equivalent of $0.03333 per Unit per month (and a prorated distribution for partial months) and payment of inter-corporate dividends to the Fund or its subsidiaries, if any;

(vii)	reorganize, amalgamate or merge the Fund or any of its subsidiaries with any other Person;

(viii)	reduce the stated capital of the Fund or of any of its subsidiaries;

(ix)	acquire or agree to acquire (by merger, amalgamation, acquisition of stock, units or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer or purchase of any property or assets of any other Person, or acquire, directly or indirectly, any asset or interest in any asset, that in each case has a value greater than $1,000,000, provided however that the Fund may make acquisitions of inventory or equipment in the ordinary course of business or make such investments authorized pursuant to the Trust Agreement consistent with past practice and for any other expenses provided for in a budget submitted to and approved by the Board of Trustees;
(x)	incur or commit to incur any indebtedness for borrowed money or any other material Liability or obligation or issue any debt securities in an aggregate amount greater than $1,000,000, except for borrowings under existing credit facilities for the purposes set forth therein and except for scheduled debt repayments or capital expenditures or capital leases in the ordinary course of business, or guarantee, indemnify, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person (other than a wholly-owned subsidiary) or make any loans or advances to any Person (other than to the Fund or its wholly-owned subsidiaries);

(xi)	adopt a plan of liquidation or resolutions providing for the wind-up, liquidation or dissolution of the Fund or any of its subsidiaries;

(xii)	pay, discharge, settle or satisfy any material claims, Liabilities or obligations exceeding $1,000,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of Liabilities reflected or reserved against in the Fund’s financial statements or incurred in the ordinary course of business consistent with past practice;

(xiii)	authorize, recommend or propose any release or relinquishment of any contractual right out of the ordinary course of business except where such release or relinquishment would not reasonably be expected to, or would not result in a Material Adverse Effect with respect to the Fund; or

(xiv)	waive, release, grant or transfer any rights of value or modify or change any existing lease, contract or other document that has a value in excess of $2,000,000, except where such waiver, release, grant, transfer, modification or change would not reasonably be expected to, or would not result in a Material Adverse Effect with respect to the Fund;
(c)	the Fund shall use commercially reasonable efforts, taking into account insurance market conditions and offerings and industry practices, to cause its current material insurance (or re-insurance) policies, including directors’ and officers’ liability insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing, individually or in the aggregate, coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	the Fund shall:
(i)	use commercially reasonable efforts, and cause each of its subsidiaries, to use commercially reasonable efforts to preserve intact their respective business organizations, assets, operations and goodwill, and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them, in all material respects;

(ii)	promptly notify the Offeror orally and in writing of the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on the Fund’s part contained in this Agreement to be untrue or inaccurate (except for such inaccuracies which, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Fund (unless already qualified by materiality) or prevent, restrict or materially delay the consummation of the Offer, the Compulsory Acquisition or a Subsequent Acquisition Transaction);

(iii)	promptly notify the Offeror orally and in writing of the occurrence of any Material Adverse Effect with respect to the Fund and of any governmental or third party complaints, orders, claims, investigations or proceedings (or communications indicating that the same are being contemplated) which would be reasonably expected to have a Material Adverse Effect with respect to the Fund; and

(iv)	not make any changes to existing accounting policies other than as required by Canadian GAAP; and
(e)	the Fund and each of its subsidiaries shall:
(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes in an amount exceeding $2,000,000 in the aggregate;

(vi)	not change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended December 31, 2008, except as may be required by applicable Laws; and

(vii)	promptly inform the Offeror as to any material communication in respect of Taxes received by it after the date of this Agreement from any Governmental Entity.
ARTICLE 6
COVENANTS OF BORALEX AND BPI
6.1	Conduct of Business by the Fund
          Boralex and BPI solidarily undertake to take all actions and do and cause to be done all things within their control to cause the Fund to comply with its covenants and obligations contained in Article 5 and Article 7 of this Agreement.
6.2	Conduct of Business by Boralex
          The Offeror covenants and agrees that, prior to the earlier of: (x) the Effective Date; and (y) the date that this Agreement is terminated in accordance with its terms, unless the Fund shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), or as otherwise contemplated or permitted by this Agreement, or as is contemplated by the Offeror Disclosure Letter or the Offeror Public Disclosure Record or as is otherwise required by applicable Laws:
(a)	the Offeror shall, and shall cause each of its subsidiaries to, conduct its and their respective businesses in the ordinary course of business consistent with past practice except as may be required in order to comply with the terms of this Agreement or any other agreement previously entered into by the Offeror;

(b)	without limiting the generality of Subsection 8.1(a) above, the Offeror shall not directly or indirectly, and shall cause each of its subsidiaries not to, directly or indirectly:
(i)	issue, sell, award, pledge, dispose of, grant any interest in, encumber or agree to issue, sell, award, pledge, dispose of, grant an interest in, or encumber any shares, or any options, calls, warrants, conversion privileges, “phantom” stock shares, deferred stock shares, or rights of any kind to acquire any securities of the Offeror or any subsidiaries of the Offeror;

(ii)	except in the ordinary course of business consistent with past practice, sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber any assets of the Offeror or any of its subsidiaries or any interest in any asset of the Offeror or any of its subsidiaries that, in either case, has a value greater than $5,000,000;

(iii)	amend or propose to amend the articles, by-laws or other constating documents of the Offeror or any of its subsidiaries;

(iv)	split, combine or reclassify any issued and outstanding any securities of the Offeror or any subsidiaries of the Offeror;

(v)	redeem, purchase or offer to purchase any securities of the Offeror or any of its subsidiaries;

(vi)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Offeror, other than payment of inter-corporate dividends to the Offeror or its subsidiaries, if any;

(vii)	reorganize, amalgamate or merge the Offeror or any of its subsidiaries with any other Person;

(viii)	reduce the stated capital of the Offeror or of any of its subsidiaries;

(ix)	acquire or agree to acquire (by merger, amalgamation, acquisition of stock, units or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly owned subsidiaries), property transfer or purchase of any property or assets of any other Person, or acquire, directly or indirectly, any asset or interest in any asset, that in each case has a value greater than $5,000,000, provided however that the Offeror may make acquisitions of inventory or equipment in the ordinary course of business or make such investments consistent with past practice and for any other expenses provided for in a budget submitted to and approved by the board of directors of the Offeror;

(x)	incur or commit to incur any indebtedness for borrowed money or any other material Liability or obligation or issue any debt securities in an aggregate amount greater than $5,000,000, except for borrowings under existing credit facilities for the purposes set forth therein and except for scheduled debt repayments or capital expenditures or capital leases in the ordinary course of business, or guarantee, indemnify, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person (other than a wholly owned subsidiary) or make any loans or advances to any Person (other than to the Offeror or its wholly owned subsidiaries);

(xi)	adopt a plan of liquidation or resolutions providing for the wind-up, liquidation or dissolution of the Offeror or any of its subsidiaries;

(xii)	pay, discharge, settle or satisfy any material claims, Liabilities or obligations exceeding $2,000,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of Liabilities reflected or reserved against in the Offeror’s financial statements or incurred in the ordinary course of business consistent with past practice;
(xiii)	authorize, recommend or propose any release or relinquishment of any contractual right out of the ordinary course of business except where such release or relinquishment would not reasonably be expected to, or would not result in a Material Adverse Effect with respect to the Offeror; or

(xiv)	waive, release, grant or transfer any rights of value or modify or change any existing lease, contract or other document that has a value in excess of $2,000,000, except where such waiver, release, grant, transfer, modification or change would not reasonably be expected to, or would not result in a Material Adverse Effect with respect to the Offeror;
(c)	the Offeror shall use commercially reasonable efforts, taking into account insurance market conditions and offerings and industry practices, to cause its current material insurance (or re-insurance) policies, including directors’ and officers’ liability insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing, individually or in the aggregate, coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	the Offeror shall:
(i)	use commercially reasonable efforts, and cause each of its subsidiaries, to use commercially reasonable efforts to preserve intact their respective business organizations, assets, operations and goodwill, and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them, in all material respects;

(ii)	promptly notify the Fund orally and in writing of the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate (except for such inaccuracies which, individually or in the aggregate, do not constitute a Material Adverse Effect (unless already qualified by materiality) or prevent, restrict or materially delay the consummation of the offer, the Compulsory Acquisition or a Subsequent Acquisition Transaction);

(iii)	promptly notify the Fund orally and in writing of the occurrence of any Material Adverse Effect with respect to the Offeror and of any governmental or third party complaints, orders, claims, investigations or proceedings (or communications indicating that the same are being contemplated) which would be reasonably expected to have a Material Adverse Effect with respect to the Offeror; and

(iv)	not make any changes to existing accounting policies other than as required by Canadian GAAP.
6.3	Required Regulatory Approvals
          The Offeror shall take all actions and do and cause to be done all things necessary and advisable under all applicable Laws in order to complete the Offer and the transactions contemplated by this Agreement, including obtaining all Required Regulatory Approvals. For greater certainty and notwithstanding the foregoing, the Offeror is under no obligation to take any steps or action that would individually or in the aggregate, be reasonably expected to have a material adverse effect on the Offeror’s right to own, use or operate any of the assets of either the Fund or its subsidiaries or any of the assets of either the Offeror or its subsidiaries.
6.4	Trustees’ Insurance and Indemnification
(a)	Without limiting the right of the Fund to do so prior to the Effective Date, the Offeror hereby agrees to use its reasonable commercial efforts to secure directors’ and officers’ liability insurance coverage for the current and former trustees, directors and officers of the Fund and its subsidiaries on a six year “trailing” or “run-off” basis. If such a policy is not available at a reasonable cost, then the Offeror agrees that, for the entire period from the Effective Date until six years after the Effective Date, the Offeror will cause the Fund or any successor to the Fund to maintain the Fund’s current directors’ and officers’ liability insurance policy or a substantially similar policy having in either case terms and conditions no less advantageous to the trustees, directors and officers of the Fund or its subsidiaries than those contained in the policy in effect on the date hereof, for all current and former trustees, directors and officers of the Fund or its subsidiaries, covering claims made prior to or within six years after the Effective Date.

(b)	If the insurance described above can only be obtained by paying an annual premium in excess of 200% of the annual premium of the policy currently in effect at the Fund, the Offeror will only be required to obtain coverage as can be obtained by paying an annual premium equal to 200% or less of such annual premium.

(c)	The Offeror agrees that all rights to indemnification, exculpation or expenses reimbursement now existing in favour of the current and former trustees and officers of the Fund and its subsidiaries (the “Trustee Rights”) as provided in the Fund’s constating documents or indemnification agreement or as disclosed in writing to the Offeror, whether asserted prior to, at or after the Effective Time, including approval of this Agreement and the transactions contemplated hereby, will survive the transactions contemplated hereby and will continue in full force and effect. From and after the Effective Time, the Offeror will, or will cause the Fund to, perform the obligations of the Fund under the Trustee Rights.

(d)	If the Fund or any of its successors or assigns shall: (i) amalgamate, consolidate with or merge or wind-up into any other Person, and, if applicable, shall not be the continuing or surviving corporation or entity; or (ii) transfer all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of the Fund will assume all of the obligations set forth in this Section 6.4.

(e)	From and after the Effective Time, the Offeror agrees that they will cause the Fund to satisfy all existing contractual commitments between the Fund and any of its officers, directors or employees with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits in existence as of the date of this Agreement.

(f)	This Section 6.4 is intended to be for the benefit of, and will be enforceable by, the current and former directors and officers of the Fund and its subsidiaries and their respective heirs, executors, administrators and personal representatives and will be binding on the Fund and its successors and assigns, and, for such purpose, the Fund hereby confirms that it is acting as agent on behalf of the current and former directors of the Fund or its subsidiaries.
ARTICLE 7
MUTUAL COVENANTS
7.1	Cooperation and Assistance
          Subject to the terms and conditions of this Agreement, the Offeror and the Fund shall each use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, including provision of information and execution and delivery of such documents as the other Party may reasonably require, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to co-operate with each other in connection with the foregoing, including using commercially reasonable efforts to:
(a)	satisfy, or cause the satisfaction of, the conditions of the making of the Offer set forth in Subsection 2.1(f) and the conditions of the Offer set forth in Schedule A, to the extent the same is within its control;

(b)	prepare any applications, filings, circulars and other documents as reasonably necessary to discharge its obligations under this Agreement and applicable Law and to complete the transactions contemplated by this Agreement;

(c)	obtain all necessary orders, consents, licences, permits, exemptions, approvals and Third Party Authorizations, and effect all filings, registrations, submissions of information and notifications, to, from or with any Governmental Entity as are required to be obtained or made by it under any applicable Laws and to complete the transactions contemplated by this Agreement;

(d)	use commercially reasonable efforts to obtain all waivers, consents and approvals of third-parties listed in Schedule C in connection with the completion of the transactions contemplated hereby; provided that they shall not be obligated to agree to a materially adverse modification of the terms of any contract, license, lease, agreement, commitment, entitlement or engagement, pay additional amounts or prepay or incur additional material obligations to such other parties or make any agreement that is not conditional on the Offeror successfully completing the Offer;

(e)	defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and

(f)	oppose and use commercially reasonable efforts to lift or rescind any injunction or restraining order or other Order or action seeking to stop, or otherwise adversely affect its ability to consummate the Offer.
7.2	Regulatory Filings
(a)	Without limiting the generality of Section 6.1 with respect to the obtaining Required Regulatory Approvals under the Competition Act and any foreign Laws pertaining to competition or antitrust, each of the Offeror and the Fund shall:
(i)	as soon as possible, in consultation with each other, make or cause to be made such filings and submissions (“Competition Filings”) as may be required or advisable;

(ii)	consult with each other in respect of any requests and enquiries from the Commissioner or any other Governmental Entity pertaining to the applicable Competition Filing or the Offer; and

(iii)	comply at the earliest practicable date with any reasonable request or requirement for additional information or documentary material received from the Commissioner or any other Governmental Entity pertaining to a Competition Filing or the Offer.
(b)	Nothing in this ARTICLE 7 shall oblige the Fund to disclose to the Offeror any written communications or information which the Fund, acting reasonably, considers to be confidential and sensitive in nature or the provision of which would be contrary to applicable Laws, provided that arrangements will be made, where reasonably possible, among the Parties and their counsel as necessary for any such written communications or information to be provided on an “external legal counsel only” basis.
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
8.1	Termination
This Agreement may be terminated at any time prior to the Effective Time:
(a)	by mutual written consent of the Offeror and the Fund;

(b)	by the Offeror, if any condition to making the Offer set forth in Subsection 2.1(f) is not satisfied or waived by the Offer Deadline (other than as a result of the Offeror’s default hereunder), except where the Offeror has mailed the Offer;

(c)	by either the Fund or the Offeror, provided that such Party is not in material breach of its representations, warranties, covenants or obligations under this Agreement, if any of the representations and warranties of the other Party in this Support Agreement is untrue or incorrect as of the date made, or shall have become untrue and incorrect, in each case, other than any breach or failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not constitute, or would not reasonably be expected to result in, a Material Adverse Effect with respect to the other Party, provided that such right of termination shall not be available with respect to any breach or failure of the representations and warranties to be true and correct that is capable of being cured and such breach or failure has been cured by the date that is the earlier of: (i) 15 days from the date of written notice thereof from one Party to the other Party; and (ii) the Outside Date; and provided, further, that the Offeror shall not be entitled to terminate this Agreement in accordance with this Subsection 8.1(c) if the fact that such representations and warranties were untrue or incorrect (x) was known or should have been known to BPI or Boralex as of the date of the Support Agreement, (y) was the result of any action taken by BPI or Boralex or any failure to take any action or (z) was the result of a breach by BPI or Boralex of its representations, warranties, covenants and obligations hereunder;

(d)	by either the Fund or the Offeror, provided that such Party is not in material breach of its representations, warranties, covenants or obligations under this Agreement, if the other Party has breached any covenant or obligation under this Agreement except for breaches that, individually or in the aggregate, do not, and would not reasonably be expected to, have a Material Adverse Effect with respect to the other Party, provided that such right of termination shall not be available with respect to any breach that is capable of being cured and such breach or failure has been cured by the earlier of: (i) 15 days after written notice has been sent from one Party to the other Party and (ii) the Outside Date; and provided, further, that the Offeror shall not be entitled to terminate this Agreement in accordance with this Subsection 8.1(d) if the breach by the Fund (x) was the result of any action taken by BPI or Boralex or any failure to take any action or (y) was the result of a breach by BPI or Boralex of its representations, warranties, covenants and obligations hereunder;

(e)	by either the Fund or the Offeror, if the Effective Date has not occurred on or prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Subsection 8.1(e) shall not be available to a Party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Date to occur prior to the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(f)	by the Offeror, if the Board of Trustees (or any committee thereof) (excluding any trustee who is a director, officer or employee of the Offeror or any of its affiliates): (i) fails to recommend, withdraws, modifies, changes or qualifies its approval or recommendation, in favour of the Offer or this Agreement; (ii) approves or recommends acceptance of an Acquisition Proposal; or (iii) resolves or publicly discloses an intention to do any of the foregoing;

(g)	by the Fund, if the Fund proposes to enter into any agreement with respect to a Superior Proposal;

(h)	by the Fund, if the Offeror does not commence the Offer and mail the Offer Documents by the Offer Deadline (other than as a result of the Fund’s default herein);

(i)	by the Fund, if the Offer does not conform, in all respects, with the description thereof in Section 2.1 (unless otherwise agreed to in writing by the Fund);

(j)	by either the Fund or the Offeror, if the Offer shall have expired or have been withdrawn in accordance with its terms without the Offeror having purchased any Units pursuant to the Offer as a result of the failure of any of the conditions set forth in Schedule A; or

(k)	by the Fund, if Boralex Shareholder Approval is not obtained on the earlier of the Boralex Shareholder Approval Deadline and the date of any Boralex Shareholder Meeting (or any adjournment or postponement thereof).
8.2	Amendment
          This Agreement may not be amended except by written instrument signed by each of the Parties.
8.3	Waiver
          At any time prior to the Effective Date, either the Offeror or the Fund may by written instrument signed by such Party: (a) extend the time for the performance of any of the obligations or other acts of the other Party; or (b) waive compliance with any of the agreements of the other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements or conditions are intended for its benefit. For greater certainty, nothing in this Section 8.3 will permit the Offeror to waive any condition to the Offer it may not waive under Subsection 2.1(e) without the consent of the Fund.
8.4	Effect of Termination
          If this Agreement is terminated in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder except as provided in Sections 8.5, 10.3(c), 10.5, 10.6, 10.7, 10.8, 10.9 and this Section 8.4 and otherwise expressly contemplated hereby.
8.5	Offeror Termination Payment Events
          Notwithstanding any other provision in this Agreement relating to the payment of fees and expenses, if: (i) the Offeror shall have terminated this Agreement in accordance with Subsection 8.1(f), (ii) the Fund shall have terminated this Agreement in accordance with

Subsection 8.1(g), or (iii) an Acquisition Proposal shall have been made to the Unitholders or any person shall have publicly announced an intention to make an Acquisition Proposal and after such Acquisition Proposal shall have been made known, made or announced and not withdrawn, (a) fewer than that number of Units that constitutes at least the Minimum Tender Condition shall have been deposited to the Offer and not withdrawn at the Expiry Date and (b) all other conditions to the Offer were satisfied at the Expiry Time, and (c) such Acquisition Proposal is completed within six months from the date of termination of the Offer, then, in each of the above cases, the Fund and its subsidiaries shall pay $6,795,000 to the Offeror (or as it may direct) by wire transfer in immediately available funds: (x) in the case of a termination pursuant to (i) above, within two business days of such termination; (y) in the case of a termination pursuant to (ii) above, within two business days of the entering into of such agreement with respect to a Superior Proposal; and (z) in the case of a termination pursuant to (iii) above, within two business days of the completion of the Acquisition Proposal.
8.6 Fund Termination Payment Event
          Notwithstanding any other provision in this Agreement relating to the payment of fees and expenses, if the Fund shall have terminated this Agreement in accordance with Subsection 8.1(k), then Boralex shall pay an amount of $1,000,000 to the Fund (or as it may direct) by wire transfer in immediately available funds within two business days of such termination.
8.7 Liquidated Damages
          In the event a payment is made to the Offeror pursuant to Section 8.5 or to the Fund pursuant to Section 8.6 (or as they direct), no other amounts will be due and payable as damages or otherwise by the Party making the payment, and the Parties hereby accept that such payment is the maximum amount that the other Party shall be required to pay in lieu of any damages or any other payment or remedy which a Party may be entitled to, provided, however, that this limitation shall not apply in the event of fraud or a material breach that is wilful or intentional by a Party of its representations, warranties, covenants or agreements set forth in this Agreement (which breach and liability therefore shall not be affected by termination of this Agreement or any payment made pursuant to Section 8.5 or 8.6). Each of the Parties agrees that the payment contemplated by Section 8.5 or 8.6, as applicable, constitutes payment of liquidated damages which are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages (that is not fraudulent, wilful or intentional) and resulting in the termination of this Agreement and does not and will not constitute payment of a penalty. Each of the Parties irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.
8.8 Remedies
          Subject to Section 8.7, the Parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any Party or its representatives and any such breach may cause the non-breaching party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching Party may also be entitled to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.
ARTICLE 9
NON-SOLICITATION
9.1 Non-Solicitation
          From and after the date hereof, except as expressly permitted in this Agreement, the Fund shall not, directly or indirectly, through a trustee, director, officer, representative, advisor or agent of the Fund or any of its subsidiaries:
(a)	solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing non-public information or entering into any form of written or verbal agreement, arrangement or understanding) any inquiries, proposals or offers regarding any Acquisition Proposal;

(b)	engage in any discussions or negotiations regarding any Acquisition Proposal (provided that, for greater certainty, the Fund may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Board of Trustees has so determined);

(c)	release or permit the release of any third party from or waive any confidentiality and standstill agreement to which such third party is a party or bound, except (i) to the extent necessary to permit such third party to make an Acquisition Proposal if the Board of Trustees (or any committee thereof) determines in good faith that the Acquisition Proposal to be made by such third party constitutes, or could reasonably be expected to lead to, a Superior Proposal; and (ii) in the event that such third party makes an Acquisition Proposal that the Board of Trustees (or any committee thereof) has determined to be a Superior Proposal pursuant to this Support Agreement;

(d)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the Offeror, the approval or recommendation of the Board of Trustees (or any committee thereof) in favour of this Agreement or the Offer;

(e)	accept, approve or recommend, or propose publicly to accept, approve or recommend, any Acquisition Proposal; or

(f)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.
9.2 Termination of Existing Discussions
          The Fund shall immediately cease and cause to be terminated any existing discussions or negotiation with any Person (other than the Offeror) regarding an actual or potential Acquisition Proposal, whether or not initiated by the Fund. In connection therewith, the

Fund will cease to provide any access to information concerning the Fund and its subsidiaries, and will promptly request, in accordance with any confidentiality and standstill agreement signed with any such Person, the return or destruction of any confidential information provided to such Person, and use its commercially reasonable efforts to ensure that such requests are complied with.
9.3 Notification of Acquisition Proposals
          From and after the date of this Agreement, the Fund shall promptly (and in any event within 48 hours) notify the Offeror, at first orally and then in writing, of any Acquisition Proposal or any request for non-public information relating to the Fund or any of its subsidiaries that would reasonably be expected to lead to or facilitate, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of, and the identity of the Person making any such Acquisition Proposal. The Fund shall keep the Offeror promptly and fully informed of the status, including any change to the material terms of any such Acquisition Proposal, and will respond promptly to all inquiries by the Offeror with respect thereto.
9.4 Access to Information; Negotiations
          Notwithstanding Section 9.1 above, the Fund may (x) engage in discussions or negotiations regarding an Acquisition Proposal with any Person who seeks to initiate such discussions or negotiations; (y) provide to such Person any information concerning the Fund and its subsidiaries that has previously or is concurrently provided to the Offeror; and (z) otherwise cooperate with or assist the Person making such Acquisition Proposal, if and only to the extent that:
(a)	the Fund has received an unsolicited written Acquisition Proposal from such Person (in circumstances not involving any breach of Section 9.1);

(b)	the Board of Trustees, after consultation with and based upon the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal would constitute, if consummated in accordance with its terms, or could reasonably be expected to lead to, a Superior Proposal;

(c)	the Fund has provided to the Offeror the information required to be provided under Section 9.3 in respect of such Acquisition Proposal and has promptly notified the Offeror in writing of the determinations in Subsection 9.4(b) above; and

(d)	prior to providing any information data, the Fund has received from such Person an executed confidentiality agreement on terms which are standard and customary for transactions of such nature (for greater certainty, such agreement need not contain any standstill restriction).
9.5 Changes in Recommendation
          Notwithstanding Section 9.1 above, the Board of Trustees may: (x) withdraw, amend, modify or qualify (or propose publicly to withdraw, amend, modify or quality) in any manner adverse to the Offeror the approval of this Agreement or the recommendation of the

Offer; (y) accept, approve or recommend an Acquisition Proposal; or (z) approve the entering into of any agreement providing for an Acquisition Proposal (other than a confidentiality agreement contemplated by Subsections 9.4(d) above), if and only to the extent that:
(a)	the Fund has received an unsolicited written Acquisition Proposal from a Person (in circumstances not involving any breach of Subsection 9.1);

(b)	the Board of Trustees, after consultation with and based upon the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal is a Superior Proposal;

(c)	the Fund has provided to the Offeror the information required to be provided under Section 9.3 in respect of such Acquisition Proposal and has promptly notified the Offeror in writing of the determinations in Subsection 9.5(b) above;

(d)	a period of at least three business days has elapsed following the date on which the information and notification referred to in (c) above were received by the Offeror, and if the Offeror has proposed to revise the Offer in accordance with Section 9.6 below, the Board of Trustees has again made the determinations in Subsection 9.5(b) above taking into account such proposed revisions to the Offer; and

(e)	if the Fund proposes to enter into an agreement with respect to a Superior Proposal after complying with this Section 9.5, the Fund concurrently terminates this Agreement pursuant to Subsection 8.1(g).
          Notwithstanding any approval or recommendation by the Board of Trustees of any Acquisition Proposal which has been determined by the Board of Trustees to be a Superior Proposal, the Offeror shall be under no obligation to support any such Superior Proposal or to tender its Exchangeable Units in connection therewith.
          Nothing contained in this Section 9.5 or any other provision of this Agreement shall prohibit the Board of Trustees from making any disclosure to the Unitholders if, in the good faith judgment of the Board of Trustees after consultation with outside legal counsel, such disclosure is necessary for the Board of Trustees to act in a manner consistent with its fiduciary duties. Without limiting the generality of the foregoing, nothing in this Agreement shall prevent the Board of Trustees from responding through a trustees’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal.
9.6 Right to Match
          The Fund acknowledges and agrees that, during the three business day period referred to in Subsection 9.5(d), the Offeror shall have the opportunity, but not the obligation, to propose to amend the terms of the Offer and the Fund shall cooperate with the Offeror with respect thereto, including engaging in good faith negotiations with the Offeror to enable the Offeror to make such adjustments to the terms and conditions of the Offer the Offeror deems appropriate and as would enable the Offeror to proceed with the transactions contemplated hereunder on such adjusted terms. The Board of Trustees will review any proposal by the Offeror to amend the terms of the Offer in order to determine in good faith and in accordance with its fiduciary duties, after consultation with and based upon the advice of its financial advisors and outside legal counsel, whether the Offeror’s proposal to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.
          If the Board of Trustees determines that the Acquisition Proposal would cease to be a Superior Proposal, the Fund will so advise the Offeror and will accept the offer by the Offeror to amend the terms of the Offer and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Offeror does not make, within such three business day period, proposed amendments that would in the reasonable good faith judgement of the Board of Trustees cause the Acquisition Proposal previously constituting a Superior Proposal to cease being a Superior Proposal then the Fund may, subject to the terms of this Agreement (including the payment contemplated by Section 8.5), accept, approve, recommend or enter into an agreement in respect of such Superior Proposal (and change or withdraw its recommendation). Each successive material modification of any Acquisition Proposal or a Superior Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 9.6 and shall require a new three business day period from the later of the date a copy of such amendment is provided to the Offeror and the date that the Board of Trustees has determined that the amended Acquisition Proposal is or remains a Superior Proposal.
ARTICLE 10
GENERAL PROVISIONS
10.1 Further Assurances
          Subject to the conditions and provisions herein provided and to the fiduciary duties of the Board of Trustees and the board of directors of the Offeror, each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, including: (a) the execution and delivery of such documents as the other Party may reasonably require; and (b) obtaining such information, documents or consents required in connection with the preparation of the Offering Circular, the Trustees’ Circular, and, if required, the Boralex Proxy Circular and using commercially reasonable efforts to obtain all necessary waivers, consents and approvals, listed in Schedule C, and to effect all necessary registrations and filings, including, but not limited to, filings under applicable Laws and submissions of information requested by Governmental Entities. Each of the Parties shall cooperate in all reasonable respects with the other Party in taking such actions.
10.2 Notification of Certain Matters
          Each Party shall give prompt notice to the other of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Effective Date and the termination of this Agreement or which results or may result in any of the conditions of the making of the Offer set out in Subsection 2.1(f) or any conditions of the Offer set out in Schedule A not being satisfied; and (b) any failure of such Party, or any officer, director, trustee, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
10.3 Confidentiality
(a)	From the date hereof until the earlier of the Effective Date and the termination of this Agreement, the Fund shall, and shall cause its subsidiaries (including Boralex Power Trust) and their respective officers, directors, trustees, employees, independent auditors, accounting advisers and agents to, afford to the Offeror and to the officers, employees, agents and representatives of the Offeror such access as they may reasonably require at all reasonable times, including for the purpose of facilitating due diligence reviews and integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish the Offeror with all data and information in connection therewith as they may reasonably request.

(b)	From the date hereof until the earlier of the Effective Date and the termination of this Agreement, the Offeror shall, and shall cause its subsidiaries and their respective officers, directors, trustees, employees, independent auditors, accounting advisers and agents to, afford to Boralex Power Trust and to the officers, agents and representatives of Boralex Power Trust such access as they may reasonably require at all reasonable times, including for the purpose of facilitating due diligence reviews and integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish Boralex Power Trust with all data and information in connection therewith as they may reasonably request.

(c)	The Parties hereby acknowledge and agree that information furnished pursuant to this Section 10.3 shall be subject to the terms and conditions of the Non-Disclosure Agreement, and the Fund hereby agrees to cause Boralex Power Trust to comply with the Non-Disclosure Agreement.
10.4 Expenses
          The fees and expenses payable to BMO Nesbitt Burns Inc. pursuant to a letter dated March 5, 2010 regarding the work performed in connection with its Valuation and Fairness Opinion and the filing fees payable in respect of the Competition Act Approval and HSR Approval shall be paid by the Offeror. Except as described in the preceding sentence, each Party shall pay its own expenses incurred in connection with this Agreement, the completion of the transactions contemplated hereby and/or the termination of this Agreement, irrespective of the completion of the transactions contemplated hereby, including legal and other transaction fees.
10.5 Notices
          All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if communicated confidentially and in writing and if served by personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile transmission, upon confirmation that such transmission has been properly effected, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent on a business day and such delivery is made prior to 4:00 p.m. (Montréal time), failing which it shall be deemed to have been received on the next business day.
If to the Offeror:
Boralex Inc.
72 Sherbrooke Street West
Montréal, QC H3A 1G1
Attention: Jean-François Thibodeau and Sylvain Aird
Facsimile: 514-284-9895
with copies (which shall not constitute notice) to:
Fraser Milner Casgrain llp
1 Place Ville Marie
39th Floor
Montréal, QC H3B 4M7
Attention: Charles R. Spector
Facsimile: 514-866-2241
and to:
TD Securities Inc.
TD Tower
66 Wellington Street West, 9th Floor
Toronto, ON M5K 1A2
Attention: Jonathan Toll
Facsimile: 416-308-0182
If to the Fund:
Boralex Power Income Fund
c/o Jean E. Douville, Chair of the Special Committee
Facsimile: 514-342-3829
with copies (which shall not constitute notice) to:
Fasken Martineau DuMoulin LLP
800 Victoria Square
Suite 3400
Montréal, QC H4Z 1E9
Attention: Robert Paré and Catherine Isabelle
Facsimile: 514-397-7600

          Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.5.
10.6 Trustees
(a)	The trustees of the Fund with respect to this Agreement in particular and, in general, in incurring any debts, Liabilities or obligations, or in taking or omitting any other actions for or in connection with the affairs of the Fund are, and will be conclusively deemed to be, acting for and on behalf of the Fund, and not in their own personal capacities. None of the trustees of the Fund will be subject to any personal liability for any debts, Liabilities, obligations, claims, demands, judgments, costs, charges or expenses (including legal expenses) against or with respect to the Fund or in respect of the affairs of the Fund. No property or assets of the trustees of the Fund, owned in their personal capacity or otherwise, will be subject to any levy, execution or other enforcement procedure with regard to any obligations under this Agreement. No recourse may be had or taken, directly or indirectly, against the trustees of the Fund in their personal capacity including, without limitation, if the Fund is wound up or dissolved and its residual property is distributed to the holders of the Units. The Fund will be solely liable therefor and resort will be had solely to the property and assets of the Fund for payment or performance thereof.

(b)	No Unitholder as such will be subject to any personal liability whatsoever, in tort, contract or otherwise, to any party to this Agreement in connection with the obligations or the affairs of the Fund or the acts or omissions of the trustees of the Fund, whether under this Agreement or otherwise, and the other Parties to this Agreement will look solely to the property and assets of the Fund for satisfaction of claims of any nature arising out of or in connection therewith and the property and assets of the Fund only will be subject to levy or execution.
10.7 Severability
          If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Laws and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
10.8 Entire Agreement
          This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Other than as set forth in such agreements, no representation or warranty has been given by any Party to the others.
10.9 Assignment
          This Agreement: (a) is not intended to confer upon any other Person any rights or remedies hereunder except as contemplated under Section 6.4(c) and 6.4(d); (b) shall not be assigned by operation of Law or otherwise, except that the Offeror may assign all or any portion of its rights under this Agreement to any wholly-owned subsidiary upon three business days prior written notice to the Fund and provided such subsidiary executes and delivers a counterpart of this Agreement pursuant to which it agrees to be bound by the terms of this Agreement as the Offeror but no such assignment shall relieve the Offeror of its obligations hereunder and such subsidiary shall remain wholly-owned by the Offeror.
10.10 Governing Law
          This Agreement shall be governed in all respects, including validity, interpretation and effect, exclusively by the Laws of the Province of Québec and the Laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof.
10.11 Attornment
          The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Québec for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Québec and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.
10.12 Counterparts
          This Agreement may be executed in any number of counterparts (including counterparts by facsimile), each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
10.13 Fiduciary Duties of Trustees
          No provision of this Agreement shall require the Fund to cause any of its trustees to take any action, or refrain from taking any action, that is required by such individual to fulfil his/her fiduciary legal obligations as a trustee of the Fund, nor, will any provision of this Agreement prevent the Board of Trustees from considering, negotiating, approving, recommending to Unitholders or entering into an agreement in respect of a Superior Proposal or from approving or recommending such Superior Proposal. For greater certainty, a modification, change or withdrawal by the Board of Trustees of its recommendation of the Offer after the date hereof in the proper exercise of such fiduciary duty will not result in the representations of the Fund being considered to be untrue or incorrect. The foregoing will not be interpreted to diminish, limit, restrict or otherwise affect in any way any covenant or agreement of the Fund under this Agreement or be construed as a forgiveness or waiver of any breach.
10.14 Language
          The Parties hereto confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language. Les parties reconnaissent leur volonté expresse que la présente entente ainsi que tous les documents et contrats s’y rattachant directement ou indirectement soient rédigés en anglais.
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     IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

BORALEX INC.
By:	/s/
	Name:	Patrick Lemaire
	Title:	President and CEO

BORALEX POWER INCOME FUND, acting by its trustee, represented by BORALEX POWER TRUST, acting by two of its trustees
By:	/s/
	Name:	Claude Boivin
	Title:	Chairman of the Board

By:	/s/
	Name:	Jean Douville
	Title:	Chair of the Special Committee

BORALEX POWER INC.
By:	/s/
	Name:	Patrick Lemaire
	Title:	President and CEO

S - 1

SCHEDULE A
CONDITIONS TO THE OFFER
          Subject to the provisions of the Agreement to which this Schedule is attached, the Offeror shall have the right to withdraw the Offer and shall not be required to take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Units deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:
a)	there shall have been validly deposited under the Offer and not withdrawn that number of Units constituting (i) at least a majority of the total number of Units issued and outstanding not including those Units beneficially owned, or over which control is exercised, by the Offeror and its joint actors, and the votes attaching to which shall be qualified to be included as votes in favour of any Subsequent Acquisition Transaction in determining whether approval (as construed under applicable securities laws, including MI 61-101) has been obtained in respect thereof and (ii) together with Units, Exchangeable Units and other securities exchangeable into Units held by Boralex or any of its associates, affiliates or subsidiaries, at least 66 5/3% of the Units (calculated on a fully diluted basis) (the “Minimum Tender Condition”);

b)	all Required Regulatory Approvals shall have been obtained on terms satisfactory to the Offeror, acting reasonably, and:

c)	no act, action, suit or proceeding shall have been threatened in writing or taken by any Governmental Entity or by any elected or appointed public official in Canada or elsewhere, and no Law shall have been proposed with retroactive effect, amended, enacted, promulgated or applied, in either case:
(i)	to cease trade, enjoin, prohibit or impose material and adverse limitations, damages or conditions on the purchase by or the sale to the Offeror of the Units or the right of the Offeror to own or exercise full rights of ownership of the Units;

(ii)	which, if the Offer were consummated, would reasonably be expected to have a Material Adverse Effect with respect to the Fund; or

(iii)	seeking to prohibit the Offeror from effectively controlling in any material respect the business or operations of the Fund or any of its subsidiaries;
d)	there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any Units deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

A - 1

e)	there shall not exist or have occurred a Material Adverse Effect with respect to the Fund;

f)	the Board of Trustees (excluding any trustee who is a director, officer or employee of Boralex or any of its affiliates) shall not have withdrawn any recommendation made by it that Unitholders accept the Offer or issued a recommendation in a manner that has substantially the same effect;

g)	this Support Agreement shall not have been terminated by the Fund or the Offeror in accordance with its terms;

h)	all representations and warranties of the Fund in the Support Agreement shall be true and correct as of the Expiry Time as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time), except for any breach or failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, constitute, or could reasonably be expected to result in, a Material Adverse Effect with respect to the Fund or prevent, restrict or materially delay the consummation of the Offer (unless the fact that such representations and warranties were untrue or incorrect (i) was known or should have been known to BPI or Boralex as of the date of the Support Agreement, (ii) was the result of any action taken by BPI or Boralex or any failure to take any action or (iii) was the result of a breach by BPI or Boralex of its representations, warranties, covenants and obligations hereunder);

i)	the Fund shall have observed and performed its covenants and obligations in the Support Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Fund at or prior to the Expiry Time, except for breaches that, individually or in the aggregate, do not, and could not reasonably be expected to, have a Material Adverse Effect with respect to the Fund or prevent, restrict or materially delay the consummation of the Offer (unless the breach by the Fund (i) was the result of any action taken by BPI or Boralex or any failure to take any action or (ii) was the result of a breach by BPI or Boralex of its representations, warranties, covenants and obligations hereunder); and

j)	Boralex Shareholder Approval shall have been obtained.
          The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. Subject to the terms of this Support Agreement and applicable Laws, the Offeror may, in its sole discretion, modify or waive any of the foregoing conditions, including extensions to the period during which Units may be deposited under the Offer, at any time and from time to time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

A - 2

SCHEDULE B
REQUIRED REGULATORY APPROVALS
To be obtained by the Offeror
Competition Act Approval
HSR Approval
To be obtained by the Fund
Competition Act Approval
HSR Approval

B - 1

SCHEDULE C
REQUIRED THIRD-PARTY CONSENTS
None

C - 1

SCHEDULE D
REPRESENTATIONS AND WARRANTIES IN RESPECT OF BORALEX
1. Organization
          The Offeror is a corporation duly incorporated and existing under the Laws of Canada and has all necessary corporate power and authority to own its assets and conduct its business as now owned and conducted. The Offeror is duly qualified to carry on business in each jurisdiction in which the character of its assets or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Offeror.
2. Securities Laws
          The Offeror is now and at the Effective Date will be a reporting issuer (or the equivalent) in each of the provinces of Canada not in default of any requirement under the securities laws of any provinces of Canada in which it is a reporting issuer (or the equivalent) at the date hereof or as a result of the transactions contemplated hereby. No securities commissions or similar securities regulatory authorities in all of the provinces of Canada (the “Canadian Securities Commissions”) has issued any order preventing or suspending trading of any securities of the Offeror. The Offeror is qualified to use the short form prospectus system contemplated by National Instrument 44-101 Short Form Prospectus Distributions.
3. Authority Relative to this Agreement
          The Offeror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Offeror and the consummation of the Offer have been duly authorized by the board of directors of the Offeror (or any authorized committee thereof), as applicable and no other corporate proceedings (other than the Boralex Shareholder Approval and board meetings to approve the Offer Documents) on the part of the Offeror are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Offeror and constitutes a valid and binding obligation of the Offeror, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
4. Offer Documents
          At the dates of filing the Offer Documents with the Canadian Securities Commissions, on the dates of delivery of such documents to the Unitholders and on the Effective Date:
(a)	each such document shall comply in all material respects with the requirements as to form set out in the securities Laws pursuant to which it is filed, all the information and statements contained therein shall be true and correct in all material respects, contain no misrepresentation (as defined in applicable securities law) and constitute full, true and plain disclosure of all material facts relating to the Convertible Debentures for purposes of the applicable securities laws of all relevant provinces of Canada and, none of the Offer Documents shall contain an untrue statement of a material fact or an omission to state therein a material fact that is required to be stated therein or necessary to make the statements contained therein not misleading, in light of the circumstances in which they were made for purposes of the applicable securities laws of all of the relevant provinces of Canada; and

(b)	except as will be disclosed in the Offer Documents, there shall not have occurred or arisen a Material Adverse Effect with respect to the Offeror (whether actual, to the knowledge of the Offeror, contemplated or threatened) since December 31, 2009, and which is continuing at the relevant date.
5. Listing and Transfer Agent
(a)	At the Effective Date, the Convertible Debentures and the underlying Boralex Shares will have been conditionally approved for listing on the TSX, subject to compliance only with customary listing conditions. The definitive form of certificate for the Convertible Debentures is in due and proper form under the laws governing the Corporation and in compliance with the requirements of the TSX.

(b)	Computershare Trust Company, at its principal offices in Montreal and Toronto has been duly appointed transfer agent and registrar for the Convertible Debentures.
6. No Bankruptcy, Insolvency, Liquidation or Similar Proceedings
          No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending, and no filing for such proceedings has been made is required or is contemplated, with respect to the Offeror or any of its subsidiaries. The Offeror and its subsidiaries have not entered into any moratorium agreement or similar agreement with their respective creditors. The Offeror and the subsidiaries have not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any jurisdiction. No assets of the Offeror or any of its subsidiaries have been seized or confiscated by or on behalf any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to the Offeror, any subsidiary or its assets. To the knowledge of the Offeror, there are no facts or events which may reasonably be expected to result in any proceedings or other events as referred to in this Section.
7. No Conflict; Required Filings and Consent
          The execution and delivery by the Offeror of this Agreement and the performance by the Offeror of its obligations hereunder and the completion of the Offer will not violate, conflict with or result in a breach of any provision of: (a) the constating documents or by laws of the Offeror, or equivalent organizational or constitutional documents; (b) subject to obtaining all Required Regulatory Approvals applicable to the Offeror, Laws to which the Offeror is subject or by which the Offeror is bound; or (c) any material contract or other instrument or obligation to which the Offeror is a party or to which it, or any of its properties or assets, may be subject or by which the Offeror is bound and which, in each case individually or in the aggregate, would materially adversely affect the Offeror’s ability to perform its obligations under this Agreement.
8. Subsidiaries
          Each subsidiary of the Offeror is duly organized and is validly existing under the laws of its jurisdiction of incorporation or organization, has all necessary corporate or trust power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Offeror. The Offeror beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its subsidiaries. All of the issued and outstanding securities in the capital of each of the subsidiaries of the Offeror are: (a) validly issued, fully paid and non assessable and all such securities are owned free and clear of all Encumbrances; and (b) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of the securities.
9. Sufficient Funds
          The Offeror has, and will at the Expiry Date have, sufficient funds or adequate arrangements (as such term is understood for purposes of section 2.27 of MI 62-104) for financing in place to satisfy the payment in full of the Offered Consideration for all Units.
10. Required Authorizations
          Except in connection with the Required Regulatory Approvals listed in Schedule B, there is no requirement for the Offeror to make any filing with, give any notice to, or obtain any authorization of any Governmental Entity as a condition to the lawful completion of the transactions contemplated by the Agreement, including any Subsequent Acquisition Transaction.
11. No Violations
          None of the execution and delivery of the Agreement by the Offeror, the consummation by it or the Offeror of the transactions contemplated therein or compliance by it or the Offeror with any of the provisions thereof will:
(a)	violate, conflict with, or result in a breach of any provision of, require any consent or approval under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of (i) the constating documents of the Offeror; or (ii) any material contract to which the Offeror or any of its subsidiaries is a party; or

(b)	violate any judgment, ruling, Order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to the Offeror or any of its subsidiaries.
12. Investment Canada Act
          The Offeror is a “Canadian” for purposes of the Investment Canada Act.

13. Compliance with Laws, Licenses and Authorizations
          The Offeror and each of its subsidiaries is in compliance with all applicable Laws, each of the Offeror and its subsidiaries has all authorizations, licenses, permits, Orders or approvals of, or notices to, and has made all required registrations or filings with, any Governmental Entity that is required in connection with the ownership of their respective assets or the conduct of their respective operations as presently carried on and each of them has fully complied with and is in compliance with all such authorizations, licenses, permits, Orders, approvals, registrations and filings, except, in each case, for failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Offeror. None of the Offeror or any of its subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such authorizations, licenses, permits, Orders, approvals, registrations or filings, or of any intention of any Governmental Entity to revoke or refuse to renew any of such authorizations, licenses, permits, Orders, approvals, registrations or filings except in each case, for revocations or non-renewals which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Offeror.
14. Capitalization
          The share capital of the Offeror is composed of an unlimited number of Boralex Shares, 37,740,921 of which were issued and outstanding as at December 31, 2009 and an unlimited number of preferred shares, none of which had been issued as at December 31, 2009. The Boralex Shares are without par value and confer the right to vote at any meeting of shareholders, to receive any dividends declared by the Offeror thereon, and to share in the remaining property upon the dissolution of the Offeror. The preferred shares have no par value and were created in order to allow additional flexibility to the Offeror with respect to future financing, strategic acquisitions and other corporate transactions. They can be issued in series, each series consisting of such number of shares as may before issuance be determined by the directors. The directors may, from time to time, fix before issuance the designations, rights, restrictions, conditions and limitations of each series of preferred shares, including the rate of preferential dividends, the redemption price, purchase and conversion rights or other provisions attaching to the preferred shares of any such series, the whole subject to the filing of articles of amendment confirming the designation, preferences, rights, conditions, restrictions, limitations and prohibitions attaching to any such series of preferred shares.
15. Reports
          The Offeror is a reporting issuer under applicable Canadian securities legislation and is not in default of any material requirements of any applicable Securities Laws and no delisting, suspension of trading in or cease trading order with respect to the Units is pending, or, to the knowledge of the Offeror, threatened. The Offeror has filed with all applicable securities regulatory authorities, the TSX and all applicable self regulatory organizations true and complete copies of the documents that the Offeror is required to file therewith. After giving effect to any subsequent filings in relation to matters covered in earlier filings, the Offeror Public Disclosure Record does not contain any Misrepresentations. The Offeror has not filed any confidential material change report with the AMF or any other securities authority or regulator or any stock exchange or other self regulatory authority which at the date hereof remains confidential.

16. Financial Statements
          The audited consolidated financial statements for the Offeror as at and for each of the fiscal years ended on December 31, 2009 and December 31, 2008, including the notes thereto and the report by the Offeror’s auditors thereon, including, in each case, the notes thereto, have been prepared in accordance with Canadian GAAP and present fairly, in all material respects, the consolidated financial condition of the Offeror and its subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Offeror for the respective periods covered thereby on a consolidated basis, applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and, in the case of unaudited statements, subject to normal, recurring year-end adjustments that are not material. Such financial statements reflect appropriate and adequate reserves in respect of contingent Liabilities, if any, of the Offeror and its subsidiaries on a consolidated basis.
17. Undisclosed Liabilities
          Except as disclosed in the Offeror Public Disclosure Record, neither the Offeror nor any of its subsidiaries has any Liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) Liabilities and obligations that are specifically disclosed on the audited balance sheet of the Offeror as of December 31, 2009, or in the notes thereto (the “Offeror Balance Sheet”); and (b) Liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2009, that do not and would not, individually or in the aggregate with all other Liabilities and obligations of the Offeror and its subsidiaries (other than those disclosed on the Offeror Balance Sheet), reasonably be expected to have a Material Adverse Effect on the Offeror.
18. Third Party Guarantees
          None of the Offeror nor any of its subsidiaries has given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person other than the Offeror or any of its wholly-owned subsidiaries, or any other commitment by which the Offeror or any of its subsidiaries is or is contingently responsible for such indebtedness or other obligations.
19. Interest in Assets and Properties
          The Offeror and its subsidiaries are the legal and beneficial owners of, and have good and marketable title to, all of their respective material assets (except where such assets are leased, licensed or are otherwise held pursuant to a lesser interest) free of all Encumbrances other than Permitted Encumbrances and there are no restrictions on the ability of the Offeror or its subsidiaries to use, transfer or otherwise exploit such property rights, except for normal course approvals from Governmental Entities and the Offeror and its subsidiaries have not been notified of a claim that might or could adversely affect their respective rights to use, transfer or otherwise exploit such property rights and none of the Offeror or any of its subsidiaries has any responsibility or obligation to pay any commission, royalty, licence, fee or similar payment to any person with respect to the property rights thereof outside the ordinary course of business.

20. Real Property
          The Offeror and each of its subsidiaries has good, marketable and valid title to its real property interests, free and clear of all material Encumbrances, including mortgages (other than Permitted Encumbrances).
21. Leased Properties
          Each material real property lease (an “Offeror Lease”) entered into by the Offeror or its subsidiaries has been validly executed and delivered, is enforceable against the other parties thereto, and is unmodified and is in full force and effect. The Offeror is not in default of any of its material obligations under any Lease. The Offeror has not received any notice as of the date hereof from any Governmental Entity of any expropriation proceedings relating to any of the Offeror’s properties or any portion thereof or a proposal to expropriate or a threatened or pending expropriation in respect of any of the Offeror’s properties nor any part thereof.
22. Intellectual Property Rights
          Except as would not have a Material Adverse Effect on the Offeror, (i) the Offeror and its subsidiaries own or are validly licensed (and are not in material breach of such licenses), all the Intellectual Property that is material to the conduct of the business, as presently conducted, of the Offeror and its subsidiaries taken as a whole (the “Offeror Intellectual Property”); (ii) such Offeror Intellectual Property is sufficient for conducting the business, as presently conducted, of the Offeror and its subsidiaries taken as a whole; and (iii) such Offeror Intellectual Property does not infringe in any material way upon any third parties’ Intellectual Property.
23. Absence of Certain Changes or Events
          Since December 31, 2009, except as disclosed in the Offeror Public Disclosure Record: (a) the Offeror and its subsidiaries have conducted their respective businesses in the ordinary course of business and consistent with past practice; (b) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Offeror has been incurred; (c) there has not been a Material Adverse Effect with respect to the Offeror and (d) there has not been any change in the accounting practices of the Offeror and its subsidiaries.
24. Litigation
          Except as disclosed in the Offeror Public Disclosure Record, there is no claim, action, proceeding, inquiry or investigation pending or, to the knowledge of the Offeror, threatened against or relating to the Offeror or any of its subsidiaries or the business or assets of the Offeror or any of its subsidiaries which, if adversely determined, would have a Material Adverse Effect on the Offeror or prevent or materially restrict or delay the consummation of the transactions contemplated by this Agreement. Neither the Offeror nor any of its subsidiaries is subject to any outstanding judgement, order, writ, injunction or decree which has had or could reasonably be expected to have a Material Adverse Effect on the Offeror or which would prevent or materially restrict or delay consummation of the transactions contemplated by this Agreement.

25. Taxes
          The Offeror and each of its subsidiaries has filed all Tax Returns required to be filed by it on or before the date of this Agreement, and those Tax Returns were complete and correct in all material respects and the Offeror and each of its subsidiaries has duly and timely paid all Taxes (including instalments on account of Taxes for the current year) which are due and payable by it on or before the date hereof and the Offeror has provided adequate accruals in accordance with Canadian GAAP in the most recently published financial statements of the Offeror for any Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except for any payments or accruals which, in the aggregate, are not material to the Offeror. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business. The Offeror and each of its subsidiaries has duly and timely withheld in respect of any material amount paid or credited by it to or for the account or benefit of any Person including, without limitation, any employees and any non-resident Person, the amount of all Taxes and other deductions required under any Laws to be withheld from any such amount and has duly and timely remitted such withheld amounts to the appropriate Governmental Entity. There are no actions, suits, proceedings, investigations or claims threatened against the Offeror or any of its subsidiaries in respect of Taxes, or any matters under discussion, audit or appeal with any Governmental Entity relating to Taxes asserted by any such authority.
26. Books and Records
          The financial books and records and accounts of the Offeror and its subsidiaries in all material respects, during the period of time when owned by the Offeror, accurately and fairly reflect the transactions and dispositions of assets of the Offeror and its subsidiaries and, in the case of the subsidiaries, during the period of time when owned by the Offeror, accurately and fairly reflect the basis for the Offeror consolidated financial statements.
27. Insurance
          The Offeror or its subsidiaries, as applicable, is a named insured under all insurance policies maintained by the Offeror for its properties and assets and its subsidiaries, as applicable. The Offeror and its subsidiaries maintain insurance coverage with reputable insurer in such amounts and covering such risks which, in its good faith judgment, are reasonable for the business of the Offeror and its subsidiaries.
28. Related Party Transactions
          Except for payment of compensation in the ordinary course to the Offeror, directors and officers of the Offeror and its subsidiaries, since December 31, 2009, there have not been any, and there are no current contracts, commitments, agreements, arrangements or other transactions other than ordinary course transactions in an amount not exceeding $25,000 in the aggregate with any one person (“Related Party Transactions”) between: (a) the Offeror or any of its subsidiaries on the one hand; and (b) the Offeror, officer or director of the Offeror or any of its subsidiaries, any holder of record, or to the Fund’s knowledge, beneficial owner of 5% or more of any securities of the Offeror, or any affiliate, or any associate of any officer, director or such a holder, on the other hand.

29. Environmental
          Except as disclosed in the Offeror Public Disclosure Record:
29.1 All operations of the Offeror and its subsidiaries have been and are in compliance in all material respects with all Environmental Laws and no conditions exist at, on or under any property now or previously owned, operated, leased or contracted to perform work by the Offeror or its subsidiaries which, with the giving of notice, would give rise to liability under any Environmental Law.
29.2 The Offeror and its subsidiaries are in possession of all material permits and licenses which are required of them by applicable Laws. All such permits and licenses are validly issued, in full force and effect, have been complied with and there are no proceedings in progress, pending or to the knowledge of the Offeror and its subsidiaries, threatened, which may result in the cancellation, revocation, suspension or modification of any such permit or license.
29.3 There are no Hazardous Materials in, or under or migrating from any real property leased, operated or owned by the Offeror or any of its subsidiaries or on which the Offeror or any of its subsidiaries contracted to perform work at concentrations in excess of the applicable generic remediation standards set out in Environmental Laws.
29.4 No Hazardous Materials have been released by the Offeror or any of its subsidiaries in or under any real property that was formerly leased, operated or owned by the Offeror or any of its subsidiaries or on which the Offeror or any of its subsidiaries formerly contracted to perform work.
29.5 Neither the Offeror nor any subsidiary is subject to: (i) any written demand, written notice, order, summons, notice of judgment or commencement of proceedings request for information or, to the knowledge of the Offeror, pending or threatened claims or complaints with respect to the breach of or liability under any Environmental Laws applicable to the Offeror or any subsidiary, including any Environmental Laws respecting the use, storage, treatment, transportation, disposition (including disposal or arranging for disposal) discharge, remediation or corrective action of Hazardous Materials; or (ii) written demand or written notice with respect to liability, by contract (including real property leases) or operation of applicable Laws, under Environmental Laws applicable to the Offeror or any subsidiary or any of their respective predecessor entities, divisions or any currently or formerly owned, leased or operated properties or assets of the foregoing, including liability with respect to the presence, release, migration, discharge remediation or corrective action of Hazardous Materials in, on, under or from any currently or formerly owned, leased or operated properties or assets of the foregoing.
29.6 There are no environmental audits, evaluations and assessments relating to any real property currently or formerly owned, leased or operated by the Offeror or its subsidiaries that are or with commercially reasonable effort could be within the possession or control of the Offeror or the subsidiaries.
29.7 None of the directors or officers of the Offeror or any of its subsidiaries have ever been convicted of any offence for non-compliance with any Environmental Law or occupational safety and health Laws, been fined or otherwise penalized for non-compliance with an

Environmental Law or occupational safety and health Laws or settled any prosecution for non-compliance with Environmental Law or occupational safety and health Laws short of conviction.
30. Material Contracts
          All contracts, licences, leases, agreements, commitments, entitlements or engagements to which the Offeror or any of its subsidiaries is a party or by which any of them is bound (whether written or oral): (i) which involve aggregate future payments by or to any of them in excess of $10,000,000 in any 12-month period or which extend for a period of more than two years and are not terminable without penalty of less than $10,000,000; (ii) which are leases of real property and are material to the business of the Offeror; (iii) with any Governmental Entity (including licences); (iv) which, if terminated without the consent of the Offeror or any of the subsidiaries, would have, or reasonably be expected to have, a Material Adverse Effect on the Offeror; (v) for the sale of securities or assets of the Offeror or any of its subsidiaries, or for the acquisition of securities, assets or businesses of others (by merger, amalgamation, reorganization, arrangement or otherwise) and related agreements (other than contracts entered into in the ordinary and regular course of business) or for the grant to any Person of any preferential rights to purchase any of its assets; (vi) licences to or from any third parties of any Intellectual Property that is material to the businesses of the Offeror and its subsidiaries; (vii) which relate to management service, distribution, or relationships material to the business of the Offeror or any of its subsidiaries taken as a whole; (viii) which are indentures, credit agreements, security agreements, mortgages, hypothecs, guarantees, promissory notes and other contracts relating to the borrowing of money; (ix) which constitute or relate to Related Party Transactions; (x) which are with material suppliers of products or services to the Offeror or any of its subsidiaries; and (xi) which are otherwise material and outside the ordinary and regular course of business; (collectively, “Offeror Material Contracts”) are, if required by applicable Securities Laws, properly disclosed in the Offeror Public Disclosure Record.
          Each of the Offeror Material Contracts is in full force and effect, is valid, binding and enforceable against the parties thereto, and has not been modified by any agreement (written or oral), has not been assigned, transferred or hypothecated, nor has any notice of termination been given thereunder. Neither the Offeror nor any of its subsidiaries is in breach or default under any Offeror Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, constitute a Material Adverse Effect on the Offeror
31. Relationships with Customers and Suppliers
          Neither the Offeror nor any of its subsidiaries has received any notice that any customer or supplier intends to cancel, terminate, renegotiate or otherwise modify or not renew its relationship with the Offeror or any subsidiary of the Offeror, and, to the knowledge of the Offeror, no such action has been threatened, which in either case individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Offeror.

32. Fees
          The Offeror and its subsidiaries will not be liable, directly or indirectly for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent or intermediary in connection with the transactions contemplated by the Agreement.
33. Employee Matters
          Except as set forth in the Offeror Public Disclosure Record, neither the Offeror nor any of its subsidiaries has any employment contracts or arrangements that are not terminable on the giving of reasonable notice in accordance with Law, nor do any of them have any management, employment, consulting, retention or like agreements providing for cash payments or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.
          Neither the Offeror nor any of its subsidiaries is a party, either directly or indirectly, voluntarily, or to the knowledge of the Offeror, by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association that may qualify as a trade union, which would cover any of their respective employees.
          All material employer payments, contributions or premiums required to be remitted or paid to or in respect of each Offeror Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, all applicable actuarial reports and all applicable Laws, and no Taxes, penalties or fees are owing or exigible under or in respect of any Offeror Plan.
          Neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will: (i) result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Offeror Plan; (ii) increase any benefits otherwise payable under any Offeror Plan; or (iii) result in the acceleration of the time of payment or vesting of any benefits otherwise payable under the Offeror Plans, or result in any Offeror Plan becoming terminable other than at the sole and unfettered discretion of the Offeror.
34. Lock-up Agreements
          Boralex has not entered into any lock-up, escrow or similar agreement with any Unitholder.

SCHEDULE E
REPRESENTATIONS AND WARRANTIES IN RESPECT OF BPI
1. Organization
          BPI is a corporation duly incorporated and existing under the Laws of Canada and has all necessary corporate power and authority to own its assets and conduct its business as now owned and conducted.
2. Authority Relative to this Agreement
          BPI has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by BPI have been duly authorized by the board of directors of BPI (or any authorized committee thereof), as applicable and no other corporate proceedings on the part of BPI are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by BPI and constitutes a valid and binding obligation of BPI, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
3. No Bankruptcy, Insolvency, Liquidation or Similar Proceedings
          No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending, and no filing for such proceedings has been made is required or is contemplated, with respect to BPI. BPI has not entered into any moratorium agreement or similar agreement with its creditors. BPI has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any jurisdiction. No assets of BPI have been seized or confiscated by or on behalf any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to BPI or its assets. To the knowledge of BPI, there are no facts or events which may reasonably be expected to result in any proceedings or other events as referred to in this Section.
4. No Conflict; Required Filings and Consent
          The execution and delivery by BPI of this Agreement and the performance by BPI of its obligations hereunder will not violate, conflict with or result in a breach of any provision of: (a) the constating documents or by laws of BPI, or equivalent organizational or constitutional documents; (b) Laws to which BPI is subject or by which BPI is bound; or (c) any material contract or other instrument or obligation to which BPI is a party or to which it, or any of its properties or assets, may be subject or by which BPI is bound and which, in each case individually or in the aggregate, would materially adversely affect BPI’s ability to perform its obligations under this Agreement.

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5. Required Authorizations
          There is no requirement for BPI to make any filing with, give any notice to, or obtain any authorization of any Governmental Entity as a condition to the lawful completion of the transactions contemplated by the Agreement.
6. Fees
          BPI will not be liable, directly or indirectly for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent or intermediary in connection with the transactions contemplated by the Agreement.

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SCHEDULE F
REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE FUND
1. Organization and Qualification
          The Fund has been properly established, validly exists under the Laws of the Province of Québec and has all necessary trust power and authority to own its assets and conduct its business as now owned and conducted. The Fund is duly qualified to carry on business in each jurisdiction in which the character of its assets or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Fund. A true and complete copy of the Trust Agreement has been delivered to the Offeror and the Fund has not taken any action to amend or supersede the Trust Agreement and it is in full force and effect.
2. Authority Relative to this Agreement
          The Fund has the requisite trust power and authority to enter into this Agreement and to perform its obligations hereunder. The trustee of the Fund, by written resolution, has delegated to the Board of Trustees the approval of this Agreement and any matter relating to the Offer. The execution and delivery of this Agreement by the Fund and the consummation by the Fund of the transactions contemplated by this Agreement (other than any Subsequent Acquisition Transaction) have been duly authorized by the Board of Trustees and no other proceedings on the part of the Fund are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Fund and constitutes a valid and binding obligation of the Fund, enforceable by the Offeror against the Fund in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
3. No Bankruptcy, Insolvency, Liquidation or Similar Proceedings
          No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending, and no filing for such proceedings has been made is required or is contemplated, with respect to the Fund or any of its subsidiaries. The Fund and its subsidiaries have not entered into any moratorium agreement or similar agreement with their respective creditors. The Fund and the subsidiaries have not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any jurisdiction. No assets of the Fund or any of its subsidiaries have been seized or confiscated by or on behalf any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to the Fund, any subsidiary or its assets. To the knowledge of the Fund there are no facts or events which may reasonably be expected to result in any proceedings or other events as referred to in this Section.
4. No Conflict or Breach; Required Filings and Consent
          The execution and delivery by the Fund of this Agreement and the performance by it of its obligations hereunder and the completion of the Offer will not violate, conflict with or result in a breach of any provision of the constating documents of the Fund or any of its subsidiaries and except as would not, individually or in the aggregate, reasonably be expected to have, or would not have, individually or in the aggregate, a Material Adverse Effect on the Fund will not: (a) subject to obtaining all consents of third-parties listed in Schedule C to this Agreement, violate, conflict with or result in a breach of any provision of: (i) any material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit to which the Fund or any of its subsidiaries is a party or by which the Fund or any of its subsidiaries is bound; or (ii) subject to obtaining all Required Regulatory Approvals applicable to the Fund or a subsidiary, any Law to which the Fund or any of its subsidiaries is subject or by which the Fund or any of its subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, or require any consent or approval, under any such material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit; or (c) give rise to any rights of first refusal, trigger any change in control or influence provisions or any restriction or limitation under any such material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit, or result in the imposition of any Encumbrance upon any of the Fund’s assets or the assets of any of its subsidiaries, or (d) violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to the Fund or any of its subsidiaries. Other than in connection with or in compliance with Securities Laws and any other applicable laws and policies, subject to obtaining all Required Regulatory Approvals, no authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary for the consummation by the Fund of its obligations under this Agreement or for the completion of the Offer, except where the failure to obtain such authorization, consent or approval, or to make such filing, would not, individually or in the aggregate, reasonably be expected to have, or have, a Material Adverse Effect on the Fund.
5. Subsidiaries
          Each subsidiary of the Fund is duly organized and is validly existing under the laws of its jurisdiction of incorporation or organization, has all necessary corporate or trust power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Fund. The Fund beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its subsidiaries. All of the issued and outstanding securities in the capital of each of the subsidiaries of the Fund are: (a) validly issued, fully-paid and non-assessable and all such securities are owned free and clear of all Encumbrances; and (b) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of the securities.
6. Compliance with Laws, Licenses and Authorizations
          The Fund and each of its subsidiaries is in compliance with all applicable Laws, each of the Fund and its subsidiaries has all authorizations, licenses, permits, Orders or approvals of, or notices to, and has made all required registrations or filings with, any Governmental Entity that is required in connection with the ownership of their respective assets or the conduct of their respective operations as presently carried on and each of them has fully complied with and is in compliance with all such authorizations, licenses, permits, Orders, approvals, registrations and filings, except, in each case, for failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Fund. None of the Fund or any

of its subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such authorizations, licenses, permits, Orders, approvals, registrations or filings, or of any intention of any Governmental Entity to revoke or refuse to renew any of such authorizations, licenses, permits, Orders, approvals, registrations or filings except in each case, for revocations or non-renewals which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Fund.
7. Capitalization and Listing
          The interests in the Fund are divided into interests of two classes designated as Units and special trust units (the “Special Units”). An unlimited number of Units and Special Units are issuable pursuant to the Trust Agreement. As at close of business on the date of this Agreement, there will be issued and outstanding 45,300,002 Units and one Special Unit in the capital of the Fund and no other securities of the capital of the Fund are issued and outstanding.
          All such issued and outstanding Units and Special Units have been duly authorized and validly issued as fully paid and non-assessable. Except for the Special Unit which relates to the 13,767,990 Exchangeable Units registered in the name of Boralex and exchangeable, on a one-for-one basis, for Units, there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of the Fund or any of its subsidiary to issue or sell any Units or any shares, notes or other securities of any of the Fund’s subsidiaries or securities or obligations of any kind convertible into, or exchangeable for, or otherwise carrying the right or obligation to acquire any Units or any shares, notes or other securities of any subsidiary of the Fund and no unitholder is entitled to any pre-emptive or other similar right granted by the Fund or any of its subsidiaries. The Units are not listed or quoted on any market other than the TSX.
8. Unitholder and Similar Agreements
          Other than the Voting Trust Agreement and the Exchangeable Unit Support Agreement, the Fund is not party to any unitholder, pooling, voting trust or other similar agreement relating to Units or shares, notes or other securities of any of its subsidiaries.
9. Reports
          The Fund is a reporting issuer under applicable Canadian securities legislation and is not in default of any material requirements of any applicable Securities Laws and no delisting, suspension of trading in or cease trading order with respect to the Units is pending, or, to the knowledge of the Fund, threatened. The Fund has filed with all applicable securities regulatory authorities, the TSX and all applicable self-regulatory organizations true and complete copies of the documents that the Fund is required to file therewith. After giving effect to any subsequent filings in relation to matters covered in earlier filings, the Fund Public Disclosure Record does not contain any Misrepresentations. The Fund has not filed any confidential material change report with the AMF or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

10. Financial Statements
          The audited consolidated financial statements for the Fund as at and for each of the fiscal years ended on December 31, 2009 and December 31, 2008, including the notes thereto and the report by the Fund’s auditors thereon, including, in each case, the notes thereto, have been prepared in accordance with Canadian GAAP and present fairly, in all material respects, the consolidated financial condition of the Fund and its subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Fund for the respective periods covered thereby on a consolidated basis, applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and, in the case of unaudited statements, subject to normal, recurring year-end adjustments that are not material. Such financial statements reflect appropriate and adequate reserves in respect of contingent Liabilities, if any, of the Fund and its subsidiaries on a consolidated basis.
11. Undisclosed Liabilities
          Neither the Fund nor any of its subsidiaries has any Liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) Liabilities and obligations that are specifically disclosed on the audited balance sheet of the Fund as of December 31, 2009, or in the notes thereto (the “Fund Balance Sheet”); and (b) Liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2009, that do not and would not, individually or in the aggregate with all other Liabilities and obligations of the Fund and its subsidiaries (other than those disclosed on the Fund Balance Sheet), reasonably be expected to have a Material Adverse Effect on the Fund.
12. Fees
          The Fund and its subsidiaries will not be liable, directly or indirectly for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent or intermediary in connection with the transactions contemplated by the Agreement.
13. Rights Plan
          The Fund has no unitholder rights plan or similar plan and there is no such plan contemplated to be put in place by the Fund.
14. Voting Agreements
          True and complete copies of the Boralex Voting Agreements have been provided to Boralex. Other than the Boralex Voting Agreements, the Fund has not entered into any other voting or similar agreement with any Boralex Shareholder.

SCHEDULE G
TERMS AND CONDITIONS OF CONVERTIBLE DEBENTURES
See attached document.

G - 1

Fraser Milner Casgrain llp

Issuer:	Boralex Inc. (the “Issuer”).

Issue:	6.25% Convertible Unsecured Subordinated Debentures (the “Debentures”).

Amount:	Up to $226,500,000 million principal amount of Debentures.

Issue Price:	Debentures will be issued in denominations of $100 par value. Holders of Boralex Power Income Fund (the “Fund”) units (“Units”) will be entitled to tender each Unit in exchange for 0.05 Debentures. No fractional Debentures will be issued; a tendering holder’s entitlement will be rounded down to the nearest whole number of Debentures. Accordingly and by way of example, for every 30 Units tendered, a holder will be entitled to one whole $100 Debenture and $50 in cash.

Reference Price:	$10.00 representing approximately the volume weighted average price of the Class A Shares of the Issuer (the “Shares”) on the Toronto Stock Exchange for the 30 consecutive trading days ending May 3, 2010 (the “Reference Price”).

Coupon:	6.25% per annum, payable semi-annually on June 30 and December 31 in each year, commencing on December 31, 2010. Notwithstanding the foregoing, the first interest payment will include accrued interest from and including the date of the Debentures are issued, but excluding the date of the first payment falling due.

Maturity:	The Debentures will mature on June 30, 2017.

Conversion:	The Debentures will be convertible at the holder’s option into Shares at any time prior to the close of business on the earlier of the day upon which the Debentures mature and the last business day immediately preceding the date specified by the Issuer for redemption of the Debentures by notice at a conversion price, in effect on the date hereof, of $17.00 per Share calculated by applying a 70% premium to the Reference Price (the “Conversion Price”), being a ratio of approximately 5.88235 Shares per $100 principal amount of Debentures, subject to adjustment in certain events (see “Conversion Price Adjustments” below). Holders converting their Debentures will receive accrued and unpaid interest thereon to the date of conversion. If a holder elects to convert its Debentures in connection with a Cash Change of Control (as defined below) that occurs prior to the date upon which the Debentures mature, the holder will be entitled to receive additional Shares as a make-whole premium on conversion in certain circumstances. (See “Change of Control” below.)

Redemption:	The Debentures will not be redeemable before three years from the date of issue (the “First Call Date”). On and after the First Call Date and prior to five years from the date of issue (the “Second Call Date”), the Debentures may be redeemed at the Issuer’s option at par plus accrued and unpaid interest, provided that the Current Market Price (as defined below) on the date on which notice of redemption is given is at least 125% of the Conversion Price. On or after the Second Call Date, the Debentures may be redeemed at the Issuer’s option at any time at par plus accrued and unpaid interest. The Issuer shall provide not more than 60 nor less than 30 days’ prior notice of redemption.

“Current Market Price” means the weighted average price per Share for 20

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consecutive trading days ending on the fifth trading day before the date of determination on the Toronto Stock Exchange (if the Shares are not listed thereon, then on such stock exchange on which the Shares are listed as may be selected for such purpose by the directors of the Issuer and approved by the debenture trustee; or if the Shares are not listed on any stock exchange, then on the over-the-counter market), the weighted average price must be determined by dividing the aggregate sale price of all Shares sold on the said exchange or market, as the case may be, during the said 20 consecutive trading days by the total number of Shares so sold.

Share Payment Option on Redemption or Maturity:	Subject to any required regulatory approval and provided no event of default has occurred and is continuing, the Issuer has the option to satisfy its obligations to pay on redemption or maturity, the principal amount of and premium (if any) on the Debentures, in whole or in part, by delivering freely tradeable Shares. Any accrued and unpaid interest will be paid in cash. In such event, payment will be satisfied by delivering for each $100 due, that number of freely tradeable Shares obtained by dividing $100 by 95% of the Current Market Price on the date fixed for redemption or maturity, as the case may be.

Share Interest Payment Option:	The Issuer may elect from time to time, subject to any required regulatory approval and provided that no event of default has occurred and is continuing, to satisfy all or part of its interest payment obligations by delivering a sufficient number of freely tradeable Shares to a trustee for sale, in which event holders of Debentures will be entitled to receive a cash payment equal to the interest owed, from the proceeds of the sale of the requisite number of Shares by the trustee.

Conversion Price Adjustments:	The Indenture will provide for the adjustment of the Conversion Price in certain events including: (i) the payment of a cash dividend or distribution (a “Cash Dividend”) to the holders of all or substantially all of the Shares; (ii) the distribution (an “Other Distribution”) to holders of all or substantially all of Shares of any securities or assets; (iii) the subdivision or consolidation of the outstanding Shares; and (iv) the issuance of Shares, options, rights or warrants or other securities convertible or exchangeable into Shares to all or substantially all the holders of Shares entitling them to acquire Shares or other securities convertible into Shares at less than 95% of the then Current Market Price of the Shares;

In the event that the Issuer pays a Cash Dividend or makes an Other Distribution, the Conversion Price will be adjusted effective immediately after the record date of such event so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction:

a) the numerator of which will be:
i)	the product of the number of Shares outstanding on such record date and the Current Market Price of the Shares on such record date; less

ii)	the value of the cash or share distribution or the fair market value as determined by action by the Board of Directors (whose determination, subject to the consent of

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the Toronto Stock Exchange, will be conclusive) of other forms of assets distributed, to the holders of Shares of such securities or property or other assets so issued or distributed; and
b)	the denominator of which will be the product of the number of Shares outstanding on such record date and the Current Market Price of the Shares on such record date.

Change of Control:	Upon the occurrence of a change of control involving the acquisition of voting control or direction over more than 50% of the Shares of the Issuer (a “Change of Control”), the Issuer will be required to make an offer to purchase (the “Offer to Purchase”), within 30 days following the consummation of the Change of Control, all of the Debentures at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest.

If a Change of Control occurs in which 10% or more of the consideration for the voting securities in the transaction or transactions constituting a Change of Control consists of: (i) cash; (ii) equity securities that are not traded or intended to be traded immediately following such transactions on a stock exchange; or (iii) other property that is not traded or intended to be traded immediately following such transactions on a stock exchange (a “Cash Change of Control”), then during the period beginning ten trading days before the anticipated date on which the Change of Control becomes effective and ending 30 days after the Debenture Offer is delivered, holders of Debentures will be entitled to convert their Debentures at a new conversion price (the “Cash Change of Control Conversion Price”) determined as follows, provided that the conversion price is not less than permitted discounts to the market price:

CCOCCP = ECP / (1+ (CP x (c/t))) where:

CCOCCP is the Cash Change of Control Conversion Price; and

ECP = the Conversion Price in effect on the effective date of the Change of Control

CP = 70%

c = the number of days from and including the effective date of the Change of Control to but excluding the Second Call Date;

t = the number of days from and including the date the Debentures are issued to but excluding the Second Call Date.

Purchase for Cancellation:	The Issuer will have the right at any time to purchase the Debentures in the market, by tender, or by private contract.

Rank:	The Debentures will be direct unsecured obligations of the Issuer subordinated in right of payment to the prior payment in full of any senior indebtedness of the Issuer but will rank pari passu to all other subordinated unsecured indebtedness of the Issuer.

Listing:	Application will be made to list the Debentures (and the Shares to be issued upon conversion) on the Toronto Stock Exchange.